Exhibit 10.1

EXECUTION VERSION

FIVE-YEAR SENIOR CREDIT AGREEMENT

dated as of

August 9, 2011

among

COVIDIEN INTERNATIONAL FINANCE S.A.,

Borrower

COVIDIEN PLC,

Guarantor

The Lenders Party Hereto

and

CITIBANK, N.A.,

Administrative Agent

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF

BARCLAYS BANK PLC

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers

BANK OF AMERICA, N.A.,

Syndication Agent

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

Co-Documentation Agents

Section 3.11. Margin Regulations	33
Section 3.12. Group Companies	33

ARTICLE 4
CONDITIONS

Section 4.01. Effective Date	33
Section 4.02. Each Borrowing	34

ARTICLE 5
COVENANTS

Section 5.01. Financial Statements and Other Information	35
Section 5.02. Existence; Conduct of Business	37
Section 5.03. Maintenance of Properties; Insurance	37
Section 5.04. Books and Records; Inspection Rights	38
Section 5.05. Compliance with Laws	38
Section 5.06. Use Of Proceeds	38
Section 5.07. Liens	39
Section 5.08. Fundamental Changes	41
Section 5.09. Financial Covenant	42
Section 5.10. Limitation on Restrictions on Subsidiary Dividends and Other Distributions	42
Section 5.11. Transactions with Affiliates	44
Section 5.12. Subsidiary Guarantors	45

ARTICLE 6
EVENTS OF DEFAULT

ARTICLE 7
THE ADMINISTRATIVE AGENT

ARTICLE 8
GUARANTEE

Section 8.01. The Guarantee	52
Section 8.02. Guarantee Unconditional	53
Section 8.03. Discharge Only upon Payment in Full; Reimbursement in Certain Circumstances	53
Section 8.04. Waiver by the Guarantors	54
Section 8.05. Subrogation	54
Section 8.06. Stay of Acceleration	54

ARTICLE 9
YIELD PROTECTION, ILLEGALITY AND TAXES

Section 9.01. Alternate Rate of Interest	54
Section 9.02. Illegality	55
Section 9.03. Increased Costs	55
Section 9.04. Break Funding Payments	57
Section 9.05. Taxes	57
Section 9.06. Matters Applicable to all Requests for Compensation	59
Section 9.07. Mitigation Obligations	60

ARTICLE 10
MISCELLANEOUS

Section 10.01. Notices	60
Section 10.02. Waivers; Amendments	62
Section 10.03. Expenses; Indemnity; Damage Waiver	63
Section 10.04. Successors and Assigns	65
Section 10.05. Survival	71
Section 10.06. Counterparts; Integration; Effectiveness	71
Section 10.07. Severability	72
Section 10.08. Right of Setoff	72
Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process	72
Section 10.10. Waiver of Jury Trial	73
Section 10.11. Waiver of Immunities	74
Section 10.12. Judgment Currency	74
Section 10.13. Headings	75
Section 10.14. Confidentiality	75
Section 10.15. Electronic Communications	76
Section 10.16. USA PATRIOT Act Notice	78

SCHEDULES:

Schedule 1.01 - Pricing Grid
Schedule 2.01 - Commitments
Schedule 10.01 - Administrative Agent’s Office; Lender Notice Addresses

EXHIBITS:

Exhibit A - Form of Note
Exhibit B - Form of Assignment and Assumption
Exhibit C-1 - Form of opinion of general counsel of Covidien plc
Exhibit C-2 - Form of opinion of special Luxembourg counsel
Exhibit C-3 - Form of opinion of special New York counsel

Exhibit C-4 - Form of opinion of special Irish counsel
Exhibit D - Form of Subsidiary Guaranty

FIVE-YEAR SENIOR CREDIT AGREEMENT (this “Agreement”) dated as of August 9, 2011, among COVIDIEN INTERNATIONAL FINANCE S.A., a Luxembourg company (the “Borrower”), COVIDIEN PLC, an Irish company (the “Guarantor”), the LENDERS, and CITIBANK, N.A., as Administrative Agent.

RECITALS

WHEREAS, the Borrower and the Guarantor have requested that the Lenders provide revolving credit to the Borrower for the purposes set forth herein; and

WHEREAS, the Lenders have agreed to make the requested facilities available on terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bear interest at a rate per annum equal to the Alternate Base Rate.

“Accumulated Other Comprehensive (Loss) Income” on any date means the amount of “Accumulated Other Comprehensive (Loss) Income” of the Guarantor and its Subsidiaries as of the end of the most recently completed fiscal quarter of the Guarantor prior to such date of determination determined on a consolidated basis in accordance with GAAP.

“Additional Lender” has the meaning set forth in Section 2.04(b).

“Administrative Agent” means Citibank, in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the office address, facsimile number, electronic mail address, telephone number and account information set forth on Schedule 10.01 with respect to the Administrative Agent or such other address, facsimile number, electronic mail address, telephone number or account information as shall be designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the terms “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBO Rate for a one month interest period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.

“Applicable Margin” means, with respect to Eurodollar Loans, the “Applicable Margin (LIBOR)” and with respect to ABR Loans, the “Applicable Margin (ABR)”, each as set forth on the Pricing Grid for the then applicable Rating Level.

“Applicable Percentage” means, with respect to any Lender, the percentage (rounded to the ninth decimal) of the total Commitments in effect at any given time represented by such Lender’s then applicable Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the outstanding principal amounts of the Loans made by the respective Lenders.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Base Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its base rate in effect at its principal office in New York City. Any change in such rate shall take effect on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 9.03(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Citibank” means Citibank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender at any time, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder at such time, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased pursuant to Section 2.04 and

(c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the date hereof is $1,500,000,000.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a)(ii).

“Communications” has the meaning assigned to such term in Section 10.15.

“Compensation Period” has the meaning assigned to such term in Section 2.05(b).

“Connection Income Taxes” means Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes and, in each case, are imposed as a result of a present or former connection between the Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated” refers to the consolidation of accounts of the Guarantor and its consolidated Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, Consolidated Net Income for such period plus the following, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation and amortization expense, (d) any extraordinary expenses or losses, (e) losses on sales of assets outside of the ordinary course of business and losses from discontinued operations, (f) any losses on the retirement of debt identified in the Consolidated statements of cash flows and (g) any other nonrecurring or non-cash charges and expenses (including charges and expenses incurred with respect to the Transactions), and minus, to the extent included in calculating such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains, (b) gains on the sales of assets outside of the ordinary course of business and gains from discontinued operations, (c) any gains on the retirement of debt identified in the Consolidated statements of cash flows and (d) any other nonrecurring or non-cash income, all as determined on a Consolidated basis. If during such period the Guarantor or any Subsidiary shall have made an acquisition or disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any fiscal period (without duplication), (a) the Consolidated interest expense of the Guarantor and its Consolidated Subsidiaries for such period plus (b) if a Permitted Securitization Transaction outstanding during such period is accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional Consolidated interest expense that would have accrued during such period had such Permitted Securitization Transaction been accounted for as a borrowing during such period, determined on a Consolidated basis.

“Consolidated Net Income” means, for any fiscal period, the Consolidated net income of the Guarantor for such period.

“Consolidated Tangible Assets” means, at any time, the total assets less all Intangible Assets appearing on the Consolidated balance sheet of the Guarantor as of the end of the most recently concluded fiscal quarter of the Guarantor.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Debt of the Guarantor determined on a Consolidated basis, as of such date; provided that Guarantees shall be valued at the amount thereof, if any, reflected on the Consolidated balance sheet of the Guarantor; provided, further that if a Permitted Securitization Transaction is outstanding at such date and is accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like, under GAAP, Consolidated Total Debt determined as aforesaid shall be adjusted to include the additional Debt, determined on a consolidated basis as of such date, which would have been outstanding at such date had such Permitted Securitization Transaction been accounted for as a borrowing at such date; provided, further, that Consolidated Total Debt shall not include Debt of a joint venture, partnership or similar entity which is Guaranteed by the Guarantor or a Consolidated Subsidiary by virtue of the joint venture, partnership or similar arrangement with respect to such entity or by operation of applicable law (and not otherwise) except to the extent that the aggregate outstanding principal amount of such excluded Debt at such date exceeds $50,000,000.

“Covidien Ltd.” means Covidien Ltd., a Bermuda company, and a wholly-owned subsidiary of the Guarantor.

“Credit Rating” means, at any time, the rating of the Index Debt published by Fitch, Moody’s or S&P, as the case may be, at such time.

“Debt” of any Person means, at any date, without duplication, (a) the principal of all obligations of such Person for borrowed money; (b) the principal of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services recorded on the books of such Person (except for (i) trade and similar accounts payable and accrued expenses, (ii) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (iii) obligations in respect of customer advances received and (iv) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business); (d) any obligation of such Person to reimburse the issuer of any letter of credit, performance bond, performance guaranty or bank guaranty issued for the account of such Person upon which, and only to the extent that, a drawing has been made (or such reimbursement obligation is otherwise not contingent) and such non-contingent obligation is not reimbursed within five Business Days; (e) the net capitalized amount of all obligations of such person as lessee which are capitalized on the books of such Person in accordance with GAAP; (f) all Debt of others secured by any Lien on property of such Person, whether or not the Debt secured thereby has been assumed, but (if such debt has not been assumed) only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien; and (g) all Guarantees by such Person of Debt of others (except the Guarantor or any Subsidiary); provided that the term “Debt” shall not include:

(A) Intercompany Debt (except that, for the purposes of Sections 5.10 and 5.11, Debt shall include Intercompany Debt); or

(B) obligations in respect of trade letters of credit or bank guaranties supporting trade and similar accounts payable arising in the ordinary course of business; or

(C) Nonrecourse Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, at any time, a Lender (i) that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan (a “funding obligation”), (ii) that has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iii) that has, for three or more Business Days, failed to confirm in writing to the Administrative

Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) with respect to which a Lender Insolvency Event has occurred and is continuing or (v) that has otherwise failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute; provided, however that any determination that a Lender is a Defaulting Lender under clauses (i) through (v) above will be made by the Administrative Agent in its sole discretion acting in good faith; provided that the Administrative Agent shall not unreasonably reject a request by the Borrower that a Lender be declared a Defaulting Lender. The Administrative Agent will promptly send to all parties hereto notice of any Lender being determined to be a Defaulting Lender.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, health, safety or Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(3) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of

ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than payment of PBGC premiums) with respect to the termination of any Plan; (e) the receipt by the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the PBGC’s intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the failure to timely make any required contribution or premium payment in respect of any Plan or contribution in respect of any Multiemployer Plan.

“Eurodollar Reserve Percentage” in respect of any Lender and for any day during any Interest Period, the reserve percentage (expressed as a decimal) in effect on such day and applicable to such Lender under Regulation D promulgated by the Board of Governors of the Federal Reserve System for determining such Lender’s reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to “Eurocurrency liabilities”, as in effect from time to time (“FRB Regulation D”).

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bear interest at a rate per annum equal to the applicable LIBO Rate plus the Applicable Margin.

“Event of Default” has the meaning assigned to such term in Article 6.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (other than Taxes withheld at the source) and branch profits taxes imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.04(e)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 9.05(e) or 9.05(f) (except to the extent such failure is attributable to a Change in Law after such Foreign Lender becomes a party to this Agreement), except to the extent that such Foreign Lender

(or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Obligor with respect to such withholding tax pursuant to Section 9.05(a) and (c) any United States federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 4, 2009 among the Borrower, the Guarantor, Covidien Ltd., the Lenders party thereto and Citibank, N.A., as Administrative Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means each of (i) the respective fee letters dated July 8, 2011 between the Borrower and each Joint Lead Arranger and (iii) the fee letter dated July 8, 2011 between the Borrower and the Administrative Agent.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America or any political subdivision thereof, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 10.04(g).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” has the meaning set forth in the preamble hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Increased Commitments” has the meaning set forth in Section 2.04(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by any Obligor under any Loan Document.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person other than the Guarantor or Covidien Ltd. or subject to any other credit enhancement.

“Intangible Assets” means, at any date, the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Guarantor prepared on a Consolidated basis as of such date.

“Intercompany Debt” means (i) indebtedness of the Guarantor owed to a Subsidiary and (ii) indebtedness of a Subsidiary owed to the Guarantor or another Subsidiary.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that, if an Interest Period for a Eurodollar Borrowing is of more than three months’ duration, each day within such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period shall also be an Interest Payment Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the date that is one, two, three or six months thereafter, as the Borrower may elect, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, or such other period as requested by the Borrower and available and agreed to by all the Lenders in accordance with Section 2.03(b); provided, that

(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period of one or more whole months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(iii) the Borrower may not select any Interest Period that would end after the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Lead Arrangers” means the institutions so identified on the cover page hereof, acting in such capacity.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent

Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the British Bankers Association London Interbank Offered Rate (“BBA LIBOR”), as it is published by Reuters or any successor to or substitute for such service, providing rate quotations of BBA LIBOR, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $10,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent to major banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement.

“Loan Documents” means this Agreement, each Note (if any), the Fee Letters and each Subsidiary Guaranty (if any).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the Consolidated financial condition, business or operations of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Obligors to perform their obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Debt” means Debt (other than Loans or other Debt under this Agreement) of any one or more of the Guarantor and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Maturity Date” means August 9, 2016.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its business of rating debt securities.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nonrecourse Debt” means, at any time, all Debt of Subsidiaries (and all other Persons which are Consolidated on the Guarantor’s financial statements in accordance with GAAP (such Subsidiaries or other Persons, a “Consolidated Person”)) of the Guarantor’s outstanding at such time incurred on terms that recourse may be had to such Consolidated Person only by enforcing the lender’s default remedies with respect to specific assets which constitute collateral security for such Debt and not by way of action against such Consolidated Person (nor against the Guarantor or such other Consolidated Person of the Guarantor) as a general obligor in respect of such Debt (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Note” means a promissory note substantially in the form of Exhibit A made by the Borrower in favor of a Lender evidencing Loans made by such Lender, to the extent requested by such Lender pursuant to Section 2.08(e).

“Obligors” means the Borrower and the Guarantor.

“Other Taxes” means any and all present or future, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (together with any addition to tax, penalty, fine or interest thereon) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such taxes that are imposed with respect to an assignment as a result of a present or former connection between a Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such

Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Securitization Transaction” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Guarantor and/or any of its Subsidiaries, and financing secured by the assets so sold, pursuant to which the Guarantor and its Subsidiaries realize aggregate net proceeds of not more than the greater of $500,000,000 and an amount equal to 5.0% of Consolidated Tangible Assets, including, without limitation, any revolving purchase(s) of such assets where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) therefor does not exceed such amount.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.15.

“Preferred Stock” means any preferred and/or redeemable capital stock of the Guarantor or any Subsidiary, as the case may be, that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the Maturity Date.

“Pricing Grid” means the Pricing Grid and the conventions for determining pricing as set forth on Schedule 1.01.

“Rating Level” means Level I, Level II, Level III, Level IV, Level V or Level VI, in each case as defined in Schedule 1.01 and based on the then applicable Credit Ratings.

“Refinancing” means, with respect to any financing, any instrument or agreement amending, restating, supplementing, extending, renewing, refunding, refinancing, replacing or otherwise modifying, in whole or in part, the documents governing such financing (and “Refinance” shall have a correlative meaning).

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Action” means any action, suit or proceeding or investigation before any court, arbitrator or other governmental body against the Guarantor or any of its Subsidiaries or any ERISA Event, in each case that could reasonably be expected to have a Material Adverse Effect.

“Required Lenders” means, at any time, Lenders (not including the Borrower or any of its Affiliates) having aggregate Applicable Percentages in excess of 50% at such time.

“Responsible Officer” means any of the following: (i) the Chief Executive Officer, President, Vice President and Chief Financial Officer, Treasurer or Secretary of the Borrower or a Managing Director of the Borrower or (ii) the Chief Executive Officer, President, Vice President and Chief Financial Officer, Treasurer or Secretary of the Guarantor.

“Revolving Credit Exposure” means, with respect to any Lender at any time the outstanding principal amount of such Lender’s Loans at such time.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its business of rating debt securities.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means, at any date, any Subsidiary which, including its subsidiaries, meets any of the following conditions:

(i) the proportionate share attributable to such Subsidiary of the total assets of the Guarantor (after intercompany eliminations) exceeds 15% of the total assets of the Guarantor, determined on a Consolidated basis as of the end of the most recently completed fiscal year; or

(ii) the Guarantor’s and its Subsidiaries’ equity in the income of such Subsidiary from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds 15% of Consolidated income of the Guarantor from continuing operations before income taxes, any loss on the retirement of debt, extraordinary items, cumulative effect of a change in accounting principles, and before any impairment charges, determined for the most recently completed fiscal year.

Notwithstanding the foregoing, Covidien Ltd. shall not be deemed a “Significant Subsidiary” for the purposes of this Agreement unless it is required to become a Subsidiary Guarantor pursuant to Section 5.12(b). For the avoidance of doubt, the Borrower shall at all times be deemed a “Significant Subsidiary”.

“SPC” has the meaning assigned to such term in Section 10.04(g).

“Stock” means, with respect to any Person, any capital stock or equity securities of or other ownership interests in such Person.

“Stock Equivalents” means, with respect to any Person, options, warrants, calls or other rights entered into or issued by such Person to acquire any Stock of, or securities convertible into or exchangeable for Stock of, such Person.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Guarantor.

“Subsidiary Guarantor” means each Subsidiary that has executed a Subsidiary Guaranty pursuant to Section 5.12.

“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary in substantially the form of Exhibit D, with any such modifications to such form as may be necessary or advisable and customary under the local law of the jurisdiction of organization of the relevant Subsidiary, in the judgment of the Obligors.

“Tax Sharing Arrangement” means that certain Tax Sharing Agreement dated as of June 29, 2007 among Tyco International Ltd., Covidien Ltd. and Tyco Electronics Ltd.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed or asserted by any Governmental Authority, together with any addition to tax, penalty, fine or interest thereon.

“Transactions” means the execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Upfront Fee” has the meaning assigned to such term in Section 2.10(a)(i).

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and investments by foreign nationals mandated by applicable law) are at the time beneficially owned, directly or indirectly, by the Guarantor.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement and the other Loan Documents, Loans or Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Borrowing”).

Section 1.03. Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

The definitions of terms herein and therein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders) and (ii) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their then applicable respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 9.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or result in any obligations of the Borrower to pay additional amounts under Section 9.03 or 9.05.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, and at the time each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 (except that any such Borrowing may be in the aggregate amount that is equal to the entire unused balance of the total Commitments). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of 10 Eurodollar Borrowings outstanding at the same time.

Section 2.03. Requests for Borrowings. (a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile or electronic mail (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (except as provided in Section 2.03(b)) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and if made telephonically, shall be confirmed promptly, by hand delivery, facsimile or electronic mail of a written Borrowing Request in a form approved by the Administrative Agent, and be executed by a Managing Director of the Borrower or another authorized borrowing representative of the Borrower, as notified by the Borrower to the Administrative Agent from time to time. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) The Borrower may request a Eurodollar Borrowing having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period” by notifying the Administrative Agent not later than 11:00 a.m., New York City time, four Business Days prior to the requested date of such Borrowing having such Interest Period, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; and not later than 8:00 a.m., New York City time, on the Business Day after receiving such request from the Borrower, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been agreed to by all the Lenders. If such requested Interest Period is so approved by all of the Lenders, the Borrower may thereafter from time to time elect to make Borrowing Requests under Section 2.03(a) and Interest Election Requests under Section 2.06(c) designating such Interest Period, until the Administrative Agent notifies the Borrower that the Required Lenders have elected to revoke such approval.

Section 2.04. Increased Commitments; Additional Lenders.

(a) From time to time the Borrower may, upon at least seven Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount not less than $25,000,000 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Borrower may designate one or more of the existing Lenders or other financial institutions reasonably acceptable to the Administrative Agent which at the time agree to (i) in the case of any such lender that is an existing Lender, increase its Commitment and (ii) in the case of any other such lender (an “Additional Lender”), become a party to this Agreement with a Commitment of not less than $10,000,000; it being understood that no existing Lender shall have any obligation to increase its Commitment.

(c) Any increase in the Commitments pursuant to this Section 2.04 shall be subject to satisfaction of the following conditions:

(i) after giving effect to such increase, the conditions contained in Sections 4.02(a) and (b) would be satisfied with respect to a Borrowing on the date of such increase; and

(ii) after giving effect to such increase, the aggregate amount of all Commitments shall not exceed $2,000,000,000.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.04 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Obligors, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Obligors with respect to the Increased Commitments and such opinions of counsel for the Obligors with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) a certificate of a Responsible Officer of each Obligor stating that the conditions set forth in subsection (c) above have been satisfied.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.04 at any time any Loans are outstanding, each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Increased Commitments a portion of its then outstanding Loans such that, after giving effect to each such deemed assignment and the Increased Commitments, the percentage of the aggregate outstanding Loans held by each Lender is equal to its percentage of the aggregate amount of the Lenders’ Commitments.

Section 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent will make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, or by 12:00 p.m. New York City time on the proposed date of such Borrowing, in the case of ABR Borrowings, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender did not make available such Lender’s share of such Borrowing, then such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect plus the Administrative Agent’s standard processing fee for interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with the interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, facsimile or electronic mail by the time that a Borrowing Request would be required under

Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if made telephonically, shall be confirmed promptly in a signed notice by hand delivery, facsimile or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, subject to Section 2.03(b).

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (a) or (b) of Article 6 has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii)

unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.13(b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.08. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement or the other Loan Documents.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.09. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without penalty or premium subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed in a signed notice sent by facsimile or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and break funding payments to the extent required by Section 9.04.

Section 2.10. Fees.

(a) The Borrower agrees to pay to the Administrative Agent the following fees:

(i) for the account of each Lender on the Effective Date, an upfront fee in an amount equal to the product of (x) such Lender’s Commitment amount, multiplied by (y) the percentage heretofore mutually agreed (the “Upfront Fee”).

(ii) for the account of each Lender, a commitment fee, which shall accrue on the daily amount of the then applicable unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates, at the applicable rate per annum set forth on the Pricing Grid under the heading “Commitment Fee”(the “Commitment Fee”); Commitment Fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on each such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.

(b) The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers, for their own accounts, the fees payable in the amounts and at the times agreed in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Upfront Fees and Commitment Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(d) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.10(a)(ii) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of fees under such Section).

Section 2.11. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the sum of the Alternate Base Rate, plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the sum of the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower under any Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

Section 2.12. Calculation of Interest and Fees.

(a) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b) All fees hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 9.03, 9.04 or 9.05, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon; provided that no amount shall be deemed to have been received on the next succeeding Business Day if the Borrower provides the Administrative Agent with written confirmation of a Federal Reserve Bank reference number no later than 4:00 p.m. on the date when due. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 9.03, 9.04, 9.05 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement and the other Loan Documents shall be made in dollars in New York, New York.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or such other obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase

(for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments that shall be equitable so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Guarantor or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower and the Guarantor each consent to the foregoing and each agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and the Guarantor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the Guarantor in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), 2.13(d), or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01. Organization; Powers. Each Obligor is a company duly organized or formed and validly existing under the laws of its jurisdiction of organization or formation. Each Obligor has all corporate or other organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions are within such Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Loan Document to which such Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate, contravene, or constitute a default under any provision of (i) any applicable law or regulation, (ii) the charter, by-laws or other organizational or constitutional documents of such Obligor, (iii) any order, judgment, decree or injunction of any Governmental Authority, (iv) any agreement or instrument evidencing or governing Debt of such Obligor, except for any contravention or default under any such agreement or instrument evidencing or governing such Debt in an aggregate principal amount, individually or in the aggregate for all such agreements or instruments in respect of which there is a contravention or default, not in excess of $50,000,000 or (v) any other agreement or instrument binding upon such Obligor or its assets, except, in the case of clauses (i), (iii) and (v), where such violation could not reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Guarantor has heretofore furnished to the Administrative Agent its Consolidated balance sheet and statements of income, shareholders equity and cash flows, as and for the fiscal year ended September 24, 2010, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the Consolidated financial position and results of operations and cash flows of the Guarantor as of such date and for such period in accordance with GAAP.

(b) Since September 24, 2010, there has been no material adverse change in the consolidated financial condition, business or operations of the Guarantor and its Subsidiaries, taken as a whole.

Section 3.05. Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Obligors or threatened against the Guarantor or any of its Subsidiaries (i) which could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect, other than the matters described in, prior to June 5, 2009, Covidien Ltd.’s filings of Form 10K, 10Q or 8K, and as of and after June 5, 2009, the Guarantor’s filings of Form 10K, 10Q or 8K, in each case on or before the date hereof (the “Existing Litigation”), and other than shareholders’ derivative litigation or shareholders’ class actions based on the same facts and circumstances as the Existing Litigation, or (ii) that could reasonably be expected to adversely affect the validity or enforceability of any of the Loan Documents or the Transactions.

(b) Except with respect to any matters that could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect and except for the matters described in, prior to June 5, 2009, Covidien Ltd.’s filings of Form 10K, 10Q or 8K, and as of and after June 5, 2009, the Guarantor’s filings of Form 10K, 10Q or 8K, in each case on or before the date hereof, neither the Guarantor nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.

Section 3.06. Investment Company Status. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.07. Taxes. Each of the Guarantor and its Significant Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect.

Section 3.08. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect.

Section 3.09. Disclosure. All written information heretofore furnished by or on behalf of the Obligors to the Administrative Agent or the Lenders in connection with this Agreement or the other Loan Documents, when taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projections and other forward-looking information, the Obligors represent and warrant only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that projections and forward-looking information are subject to significant uncertainties and contingencies, many of which are beyond the control of the Obligors and that no assurance can be given that such projections will be realized.

Section 3.10. Subsidiaries. Each of the Guarantor’s Subsidiaries is duly organized or formed, validly existing and (to the extent such concept is applicable to it) in good standing under the laws of its jurisdiction of organization or formation, except where the failure to be so organized, existing or in good standing could not, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has all legal powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

Section 3.11. Margin Regulations. No Obligor is engaged principally or as one of its important activities in the business of buying or carrying margin stock within the meaning of Regulation U of the Board.

Section 3.12. Group Companies. The Guarantor and the Borrower (or any permitted successor pursuant to Section 5.08(a)) together comprise a “group” for the purposes of section 35 of the Irish Companies Act 1990.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received on or before the date of this Agreement from each Obligor and the Administrative Agent either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received a Note executed by the Borrower in favor of each Lender that requested a Note at least two Business Days prior to the Effective Date in accordance with Section 2.08(e).

(c) The Administrative Agent shall have received an opinion (addressed to the Administrative Agent and the Lenders and dated the date of this Agreement) of (i) the general counsel of the Guarantor in substantially the form attached as Exhibit C-1 of this Agreement, (ii) Allen & Overy, special Luxembourg counsel of the Borrower in substantially the form attached as Exhibit C-2 of this Agreement, (iii) Ropes & Gray LLP, special New York counsel of the Obligors in substantially the form attached as Exhibit C-3 of this Agreement and (iv) Arthur Cox, special Irish counsel of the Guarantor in substantially the form attached as Exhibit C-4 of this Agreement.

(d) The Administrative Agent shall have received on or before the date of this Agreement certified copies of the charter, by-laws and other constitutive documents of each Obligor and of the resolutions of the Board of Directors of each Obligor authorizing the Transactions, together with incumbency certificates dated the date of this Agreement evidencing the identity, authority and capacity of each Person authorized to execute and deliver this Agreement, the other Loan Documents and any other documents to be delivered by such Obligor pursuant hereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the date of this Agreement and signed by a Responsible Officer, confirming that (i) the representations and warranties of each Obligor set forth in Article 3 of this Agreement are true and correct and (ii) no Default has occurred and is continuing.

(f) The Administrative Agent shall have received evidence reasonably satisfactory to it of the consent of CT Corporation System in New York, New York to the appointment and designation provided in Section 10.09(d).

(g) The Administrative Agent shall have received payment of Upfront Fees for the account of each Lender pursuant to Section 2.10(a)(i).

(h) The Borrower shall have paid all fees required to be paid by it on or prior to the Effective Date pursuant to the Fee Letters and, unless waived by the Administrative Agent and the Lead Arrangers, the Borrower shall have paid all legal fees and expenses of the Administrative Agent and the Lead Arrangers required to be paid pursuant to the terms of this Agreement and to the extent invoiced and received by the Borrower at least two days prior to the Effective Date.

(i) The Administrative Agent shall have received evidence reasonably satisfactory to it that the commitments under the Existing Credit Agreement have been, or concurrently with the Effective Date are being terminated and that all amounts due under the Existing Credit Agreement have been paid in full in cash or are being paid in full out of the proceeds of the initial Borrowing under this Agreement.

(j) The Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent or any Lender prior to the Effective Date to comply with any applicable “know your customer” and anti-money laundering rules and regulations.

Section 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of an outstanding Loan that does not increase the principal amount thereof) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Obligors set forth in Article 3 of this Agreement (other than, in the case of any Borrowing subsequent to the Effective Date, Section 3.04, Section 3.05(a)(a) or (b), or Section 3.09) or any other Loan Document, or which are contained in any certificate or notice delivered at any time by any Obligor under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing, or if any such representation or warranty was made as of a specific date, such representation and warranty was true and correct in all material respects on and as of such date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) The Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

Each Borrowing Request (other than in respect of a conversion or continuation of an outstanding Loan that does not increase the principal amount therof) shall be deemed to constitute a representation and warranty by the Obligors on the date of such Borrowing Request and the date of the Borrowing requested thereunder as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5

COVENANTS

From and after the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under the Loan Documents shall have been paid in full, the Guarantor (and the Borrower where applicable) covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Guarantor will furnish to the Administrative Agent (which, except as otherwise provided below with respect to subsections (a), (b) or (e), the Administrative Agent shall promptly furnish to each Lender):

(a) within 120 days after the end of each fiscal year of the Guarantor, its audited Consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of internationally recognized standing in a manner complying with the applicable rules and regulations promulgated by the SEC;

(b) (i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, its Consolidated balance sheet and related statements of operations and cash flows for such fiscal quarter and the related statements of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, all certified as to GAAP (subject to the absence of footnotes, audit and normal year-end adjustments) on behalf of the Guarantor by the chief financial officer, the chief accounting officer or treasurer of the Guarantor and (ii) as and when filed with the SEC, for any of the first three fiscal quarters of each fiscal year of the Guarantor, the statement of income of the Guarantor for such fiscal quarter, certified as to GAAP (subject to the absence of footnotes, audit and normal year-end adjustments) on behalf of the Guarantor by the chief financial officer, the chief accounting officer or treasurer of the Guarantor;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate on behalf of the Guarantor signed by the chief financial officer, the chief accounting officer or treasurer of the Guarantor (i) certifying as to whether a Default has occurred and is continuing and, if a Default is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating whether the Guarantor was in compliance with Section 5.09;

(d) within five Business Days after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate on behalf of the Guarantor signed by a Responsible Officer of the Guarantor setting forth, in reasonable detail, the nature thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

(e) promptly upon the filing thereof, copies of all final registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), final reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements which the Guarantor or the Borrower shall have filed with the SEC;

(f) promptly upon any Responsible Officer obtaining knowledge of the commencement of any Reportable Action, a certificate on behalf of the Guarantor specifying the nature of such Reportable Action and what action the Guarantor or the applicable Subsidiary is taking or proposes to take with respect thereto; and

(g) from time to time, upon reasonable notice, such other information regarding the financial position or business of the Guarantor and its Subsidiaries, or compliance with the terms of this Agreement, as any Lender through the Administrative Agent may reasonably request.

Information required to be delivered pursuant to subsections (a), (b) or (e) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor’s website on the Internet at www.covidien.com, or at sec.gov/edaux/searches.htm; or (ii) on which such documents are posted on the Guarantor’s behalf, or delivered to the Administrative Agent by the Guarantor in accordance with Section 10.15. Notwithstanding the foregoing, the obligations in subsections (a) and (b) of this Section 5.01 may be satisfied by furnishing (in the manner contemplated hereby) the Guarantor’s Form 10-K or 10-Q, as applicable, filed with the SEC.

Section 5.02. Existence; Conduct of Business. The Guarantor will:

(a) not engage in any material business other than the holding of stock and other investments in its Subsidiaries and activities reasonably related thereto;

(b) cause the Borrower and its other Subsidiaries to not engage in any business other than businesses of the same general type as conducted by the Subsidiaries as of the Effective Date, or which are related thereto or extensions thereof, and other than businesses which are not in the aggregate material to the Guarantor and its Subsidiaries taken as a whole; and

(c) preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect (i) their respective legal existence and (ii) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless in the case of either the failure of the Guarantor or the Borrower to comply with subclause (c)(ii) of this Section 5.02 or the failure of any other Significant Subsidiary to comply with clause (c) of this Section 5.02, such failure could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect;

provided that nothing in this Section 5.02 shall prohibit any transaction permitted by Section 5.08.

Section 5.03. Maintenance of Properties; Insurance. The Guarantor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by and commercially available to companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of each of clause (a) and (b) to the extent that the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Books and Records; Inspection Rights. The Guarantor will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which entries true and correct in all material respects shall be made of its business transactions and activities so that financial statements of the Guarantor that fairly present its business transactions and activities can be properly prepared in accordance with GAAP. The Guarantor will, and will cause each Significant Subsidiary to, permit any representatives designated by the Administrative Agent or by any Lender through the Administrative Agent, upon reasonable prior notice, at all reasonable times and as and to the extent permitted by applicable law and regulation, and at the Administrative Agent’s or such Lender’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, accounts and condition with its officers, employees (in the presence of its officers) and independent accountants (in the presence of its officers); provided that (i) such designated representatives shall be reasonably acceptable to the Borrower, shall agree to any reasonable confidentiality obligations proposed by the Borrower, and shall follow the guidelines and procedures generally imposed upon like visitors to Borrower’s facilities and (ii) unless a Default shall have occurred and be continuing, such visits and inspections shall occur not more than once in any fiscal year. Prior to the occurrence of a Default, the Administrative Agent will use reasonable efforts to minimize any disruption to the business of the Guarantor and its Subsidiaries. Notwithstanding anything to the contrary in this Section 5.04, none of the Guarantor or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (x) constitutes non-financial trade secrets, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or (z) in the Guarantor’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege, provided that the Guarantor shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall endeavor in good faith otherwise to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

Section 5.05. Compliance with Laws. The Guarantor will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to result in a Material Adverse Effect.

Section 5.06. Use Of Proceeds. The proceeds of each Borrowing made under this Agreement will be used by the Borrower for working capital, capital expenditures and other lawful corporate purposes of the Borrower, including to repay other Debt of the Guarantor and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.07. Liens. The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) any Lien existing on any asset on the Effective Date;

(b) any Lien on any asset securing the payment of all or part of the purchase price of such asset upon the acquisition thereof by the Guarantor or a Subsidiary or securing Debt (including any obligation as lessee incurred under a capital lease) incurred or assumed by the Guarantor or a Subsidiary prior to, at the time of or within one year after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing property) or the commencement of full operation of such asset or property, whichever is later), which Debt is incurred or assumed for the purpose of financing all or part of the cost of acquiring such asset or, in the case of real property, construction or improvements thereon; provided, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any asset theretofore owned by the Guarantor or a Subsidiary, other than assets so acquired, constructed or improved;

(c) any Lien existing on any asset or Stock of any Person at the time such Person is merged or consolidated with or into the Guarantor or a Subsidiary which Lien was not created in contemplation of such event;

(d) any Lien existing on any asset at the time of acquisition thereof by the Guarantor or a Subsidiary, which Lien was not created in contemplation of such acquisition;

(e) any Lien arising out of the Refinancing of any Debt secured by any Lien permitted by any of the subsections (a) through (d) of this Section 5.07, provided that the principal amount of Debt is not increased (except as grossed-up for the customary fees and expenses, including accrued interest and prepayment premiums, incurred in connection with such Refinancing and except as a result of the capitalization or accretion of interest) and is not secured by any additional assets, except as provided in the last sentence of this Section 5.07;

(f) any Lien to secure Intercompany Debt;

(g) sales of accounts receivable or promissory notes to factors or other third-parties in the ordinary course of business for purposes of collection;

(h) any Lien in favor of any country or any political subdivision of any country (or any department, agency or instrumentality thereof) securing obligations arising in connection with partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or securing obligations incurred for the purpose of financing all or any part of the purchase price (including the cost of installation thereof or, in the case of real property, the cost of construction or improvement or installation of personal property thereon) of the asset subject to such Lien (including, but not limited to, any Lien incurred in connection with pollution control, industrial revenue or similar financings);

(i) Liens arising in the ordinary course of its business which (i) do not secure Debt, including statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, processors or other like Liens arising in the ordinary course of business, and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(j) any Lien securing only Nonrecourse Debt;

(k) Liens incurred and pledges or deposits in the ordinary course of business in connection with workers’ compensation, old age pensions, unemployment insurance or other social security legislation, other than any Lien imposed by ERISA;

(l) Liens created pursuant to a Permitted Securitization Transactions;

(m) Liens for taxes, assessments and governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Guarantor or a Subsidiary whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained;

(n) Liens securing judgments that have not resulted in the occurrence of an Event of Default under clause (k) of Article 6 in an aggregate principal amount at any time outstanding not to exceed an amount equal to 5.0% of Consolidated Tangible Assets at such time; and

(o) Liens not otherwise permitted by the foregoing clauses (a) through (n) of this Section 5.07 securing Debt or other obligations (without duplication) in an aggregate principal amount at any time outstanding not to exceed an amount equal to 7.5% of Consolidated Tangible Assets at such time.

It is understood that any Lien permitted to exist on any asset pursuant to the foregoing provisions of this Section 5.07 may attach to the proceeds of such asset and, with respect to Liens permitted pursuant to subsections (a), (b), (d), (e)

(but only with respect to the Refinancing of Debt secured by a Lien permitted pursuant to subsections (a), (b), (d)) or (f) of this Section 5.07, may attach to an asset acquired in the ordinary course of business as a replacement of such former asset.

Section 5.08. Fundamental Changes.

(a) No Obligor will consolidate, amalgamate or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the Consolidated assets to any other Person, unless

(i) such Obligor is the surviving corporation, or the Person (if other than such Obligor) formed by such consolidation or amalgamation or into which such Obligor is merged or amalgamated, or the Person which acquires by sale or other transfer, or which leases, all or substantially all of the assets of such Obligor (any such Person, the “Successor”), shall be organized and existing under the laws of (A) in the case of a Successor to the Borrower, Luxembourg or the United States, any state thereof or the District of Columbia, (B) in the case of a Successor to the Guarantor, Ireland or the United States, any state thereof or the District of Columbia or, subject to the receipt of an opinion of Swiss counsel acceptable in form and substance to the Administrative Agent, Switzerland and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and the performance of the other obligations under this Agreement and the other Loan Documents on the part of such Obligor to be performed or observed, as fully as if such Successor were originally named as such Obligor in this Agreement or such other Loan Document; and

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii) such Obligor has delivered to the Administrative Agent a certificate on behalf of such Obligor signed by one of its Responsible Officers and an opinion of counsel, each stating that all conditions provided in this Section 5.08 relating to such transaction have been satisfied.

Upon the satisfaction (or waiver) of the conditions set forth in this Section 5.08(a), a Successor to the Borrower or the Guarantor shall succeed, and may exercise every right and power of, the Borrower or the Guarantor shall under this Agreement and the other Loan Documents with the same effect as if such Successor had been originally named as the Borrower or the Guarantor herein, and the Borrower or the Guarantor, as the case may be, shall be relieved of and released from its obligations under this Agreement and the other Loan Documents.

(b) The Borrower shall not be incorporated in any jurisdiction other than Luxembourg or the United States, any state thereof or the District of Columbia and the Guarantor shall not be incorporated in any other jurisdiction other than Ireland, the United States or any state thereof or the District of Columbia or, subject to the receipt of an opinion of Swiss counsel acceptable in form and substance to the Administrative Agent, Switzerland.

Section 5.09. Financial Covenant.

(a) Leverage. The Guarantor will not permit the ratio, as of the last day of the most recently concluded period of four consecutive fiscal quarters of the Guarantor, of (x) Consolidated Total Debt on such date to (y) Consolidated EBITDA, for such four consecutive fiscal quarter period, to exceed 3.50 to 1.00.

Section 5.10. Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary, other than the Borrower, to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by the Guarantor or any Subsidiary, or pay any Debt owed by any Subsidiary to the Guarantor or any Subsidiary, (b) make loans or advances to the Guarantor or any Subsidiary or (c) transfer any of its properties or assets to the Guarantor or any Subsidiary (or, solely in the case of clause (xii) hereof, any other Consolidated Person in respect of such Nonrecourse Debt), except for such encumbrances or restrictions existing under or by reason of:

(i) applicable laws and regulations, judgments and orders and other legal requirements, agreements with non-U.S. governments with respect to assets or businesses located in their jurisdiction, or condemnation or eminent domain proceedings,

(ii) this Agreement,

(iii) (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Guarantor or a Subsidiary, or (B) customary restrictions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements that restrict the assignment of such agreements or any rights thereunder,

(iv) provisions contained in the instruments evidencing or governing Debt or other obligations or agreements, in each case existing on the date hereof,

(v) provisions contained in instruments evidencing or governing Debt or other obligations or agreements of any Person, in each case, at the time such Person (A) shall be merged or consolidated with or into the Guarantor or any Subsidiary, (B) shall sell, transfer, assign, lease or otherwise dispose of all or substantially all of such Person’s assets to the Guarantor or a Subsidiary, or (C) otherwise becomes a Subsidiary, provided that in the case of clause (A), (B) or (C), such Debt, obligation or agreement was not incurred or entered into, or any such provisions adopted, in contemplation of such transaction,

(vi) provisions contained in Refinancings, so long as such provisions are, in the good faith determination of the Guarantor’s board of directors, not materially more restrictive than those contained in the respective instruments so Refinanced,

(vii) provisions contained in any instrument evidencing or governing Debt or other obligations of a Subsidiary Guarantor,

(viii) any encumbrances and restrictions with respect to a Subsidiary imposed in connection with an agreement which has been entered into for the sale or disposition of such Subsidiary or its assets, provided such sale or disposition otherwise complies with this Agreement,

(ix) the subordination (pursuant to its terms) in right and priority of payment of any Debt owed by any Subsidiary (the “Indebted Subsidiary”) to the Guarantor or any other Subsidiary, to any other Debt of such Indebted Subsidiary, provided that (A) such Debt is permitted under this Agreement and (B) the Guarantor’s board of directors has determined, in good faith, at the time of the creation of such encumbrance or restriction, that such encumbrance or restriction could not, based upon the facts and circumstances in existence at the time, reasonably be expected to have a Material Adverse Effect,

(x) provisions governing Preferred Stock issued by a Subsidiary,

(xi) provisions contained in instruments or agreements evidencing or governing (A) Nonrecourse Debt or (B) other Debt of a Subsidiary incurred to finance the acquisition or construction of fixed or capital assets to the extent, in the case of sub-clause (B), such instrument or agreement prohibits transfers of the assets financed with such Debt, and

(xii) provisions contained in debt instruments, obligations or other agreements of any Subsidiary which are not otherwise permitted pursuant to clauses (i) through (xii) of this Section 5.10, provided that the aggregate investment of the Guarantor in all such Subsidiaries (determined in accordance with GAAP) shall at no time exceed the greater of (a) $500,000,000 or (b) 5.0% of Consolidated Tangible Assets at such time.

The provisions of this Section 5.10 shall not prohibit (x) Liens not prohibited by Section 5.07 or (y) restrictions on the sale or other disposition of any property securing Debt of any Subsidiary, provided such Debt is otherwise permitted by this Agreement.

Section 5.11. Transactions with Affiliates. The Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of Stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate (collectively, “Affiliate Transactions”); provided, however, that the foregoing provisions of this Section 5.11 shall not prohibit the Guarantor or any of its Subsidiaries from:

(i) engaging in any Affiliate Transaction between or among (x) the Guarantor, (y) the Guarantor and any Subsidiary or Subsidiaries or (z) two or more Subsidiaries,

(ii) declaring or paying any dividends and distributions on any shares of the Guarantor’s Stock, including any dividend or distribution payable in shares of the Guarantor’s Stock or Stock Equivalents,

(iii) making any payments on account of the purchase, redemption, retirement or acquisition of (x) any shares of the Guarantor’s Stock or (y) any option, warrant or other right to acquire shares of the Guarantor’s Stock, including any payment payable in shares of the Guarantor’s Stock or Stock Equivalents,

(iv) declaring or paying any dividends or distributions on Stock of any Subsidiary held by the Guarantor or another Subsidiary,

(v) making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Guarantor or such Subsidiary as the terms and conditions which the Guarantor would reasonably expect to be obtained in a similar transaction with a Person which is not an Affiliate at such time,

(vi) making payments of principal, interest and premium on any Debt of the Guarantor or such Subsidiary held by an Affiliate if the terms of such Debt are at least as favorable to the Guarantor or such Subsidiary as the terms which the Guarantor would reasonably expect to have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate,

(vii) participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Guarantor or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates,

(viii) paying or granting reasonable compensation, indemnities, reimbursements and benefits to any director, officer, employee or agent of the Guarantor or any Subsidiary, or

(ix) engaging in any Affiliate Transaction not otherwise addressed in subsections (i) through (viii) of this Section 5.11, the terms of which are not less favorable to the Guarantor or such Subsidiary than those that the Guarantor or such Subsidiary would reasonably expect to be obtained in a comparable transaction at such time with a Person which is not an Affiliate.

Section 5.12. Subsidiary Guarantors. (a) The Borrower will cause each Subsidiary of the Borrower that now or hereafter Guarantees any Material Debt of the Borrower for or in respect of borrowed money (other than Debt of the Borrower to any other Subsidiary) to promptly thereafter (and in any event within 30 days of executing such Guarantee (or such later date as the Administrative Agent may agree in its reasonable discretion)) (i) cause such Subsidiary to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guaranty, and (ii) deliver to the Administrative Agent documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) In the event Covidien Ltd. at any time acquires or holds material assets apart from its ownership interest in the Borrower (other than temporary cash balances arising from the settlement and transfer of payments under the Tax Sharing Arrangement), the Guarantor will promptly thereafter (and in any event within 30 days (or such later date as the Administrative Agent may agree in its reasonable discretion)) (i) cause such Subsidiary to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guaranty, and (ii) deliver to the Administrative Agent documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE 6

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Obligor or any Subsidiary in or in connection with this Agreement or the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.06, 5.07, 5.08, 5.10, 5.11 or 5.12 and such failure shall not be remedied within five Business Days after any Responsible Officer obtains knowledge thereof or (ii) Section 5.09;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the

Administrative Agent to the Guarantor (which notice will be given at the request of any Lender);

(f) any Obligor or any Subsidiary shall fail to make any payment in respect of any Material Debt, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period (but in any event, in the case of interest, fees or other amounts other than principal, for a period of at least five Business Days);

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (ii) any conversion, repurchase or redemption of any Material Debt scheduled by the terms thereof to occur on a particular date, any conversion of any Material Debt initiated by a holder thereof pursuant to the terms thereof or any optional prepayment, repurchase or redemption of any Material Debt, in each case not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of any Obligor or any Subsidiary or (iii) any repurchase or redemption of any Material Debt pursuant to any put option exercised by the holder of such Material Debt; provided that such put option is exercisable at times specified in the terms of the Material Debt and not by its terms solely as a result of any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Guarantor or the applicable Subsidiaries;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization, examinership or other relief in respect of any Obligor or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for any Obligor or any Significant Subsidiary or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Obligor or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization, examinership or other relief under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, examiner, conservator or similar official for any Obligor or any Significant

Subsidiary or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Obligor or any Significant Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 (after deducting amounts covered by insurance, except to the extent that the insurer providing such insurance has declined such coverage or indemnification) shall be rendered against any Obligor or any Subsidiary or any combination thereof and, within 60 days after entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment or order is not discharged;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) (x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of the Guarantor; or (y) on the last day of any period of twelve consecutive calendar months, a majority of members of the board of directors of the Guarantor shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such twelve consecutive calendar month period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board of directors;

(n) any Loan Document shall cease to be valid and enforceable against any Obligor or Subsidiary Guarantor party thereto (except for the termination of a Subsidiary Guaranty in accordance with its terms), or any Obligor or Subsidiary Guarantor shall so assert in writing; or

(o) the Borrower (or any permitted successor pursuant to Section 5.08(a)) shall cease to be a Wholly-Owned Consolidated Subsidiary of the Guarantor;

then, and in every such event (other than an event described in clause (h) or (i) of this Article with respect to the Borrower or the Guarantor), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, and thereupon the principal amount of all such outstanding Loans together with all such interest and other amounts so declared to be due and payable, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors; and in case of any event described in clause (h) or (i) of this Article with respect to the Borrower or the Guarantor, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under any Loan Document, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the

Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in Section 10.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement, the other Loan Documents or applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Guarantor or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. The successor shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under such Subsidiary Guarantor’s Subsidiary Guaranty (i) if such Person ceases to exist or to be a Subsidiary (or substantially contemporaneously with such release will cease to exist or to be a Subsidiary), in each case as a result of a transaction permitted hereunder, or (ii) otherwise in accordance with Section 4.06(b) of the relevant Subsidiary Guaranty.

Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, if applicable, as a Lender hereunder.

ARTICLE 8

GUARANTEE

Section 8.01. The Guarantee. The Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees the full and punctual payment when due (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) of the principal of and interest on the Loans, the Notes and all other amounts whatsoever at any time or from time to time payable or becoming payable under this Agreement or the other Loan Documents. This is a continuing guarantee and a guarantee of payment and not merely of collection. Upon failure by the Borrower to pay punctually any such amount when due as aforesaid, the

Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 8.02. Guarantee Unconditional. The obligations of the Guarantor hereunder shall be unconditional and absolute, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected, at any time by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under any Loan Document;

(d) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Guarantor or the Borrower contained in any Loan Document;

(e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Borrower for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, in the currency and funds and at the time and place specified herein, of any amount payable by it under any Loan Document; or

(g) any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of a guarantor or surety.

Section 8.03. Discharge Only upon Payment in Full; Reimbursement in Certain Circumstances. The guarantee and other agreements in this Article 8 shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Notes and all other amounts whatsoever payable by the Borrower under any Loan Document shall have been finally paid in full. If at any time any payment of any such amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 8.04. Waiver by the Guarantors. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

Section 8.05. Subrogation. Upon making any payment hereunder with respect to the Borrower, the Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Guarantor shall not enforce any payment by way of subrogation until all amounts of principal of and interest on the Loans and all other amounts payable by the Borrower under any Loan Document has been paid in full and the Commitments have been terminated.

Section 8.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by the Borrower under any Loan Document is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Required Lenders.

ARTICLE 9

YIELD PROTECTION, ILLEGALITY AND TAXES

Section 9.01. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period (together with any amounts payable pursuant to Section 9.03 or 9.05) will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. In the case of clause (b) above, during any such period of suspension each Lender shall, from time to time upon request from the Borrower, certify its cost of funds for each Interest Period to the Borrower and the Administrative Agent as soon as practicable (but in any event not later than 10 Business Days after any such request).

Section 9.02. Illegality. Notwithstanding any other provision of any Loan Document, if any Lender shall notify the Administrative Agent (and provide to the Borrower an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its lending office for Eurodollar Borrowings to perform its obligations hereunder to make Eurodollar Loans or to fund or maintain Eurodollar Loans hereunder, (i) each Eurodollar Loan of such Lender will automatically, upon such demand, convert into an ABR Loan that bears interest at the rate set forth in Section 2.12(a) and (ii) the obligation of such Lender to make or continue, or to convert ABR Loans into, Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist and such Lender shall make the ABR Loans in the amount and on the dates that it would have been requested to make Eurodollar Loans had no such suspension been in effect.

Section 9.03. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject any Lender or the Administrative Agent to any Taxes (other than (A) Taxes subject to indemnification pursuant to Section 9.05(c), (B) Taxes described in clauses (b) or (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition affecting any Loan Document or Eurodollar Loans made by such Lender;

and the result of any of the foregoing has been to increase the cost to such Lender or Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or Administrative Agent hereunder (whether of principal, interest or otherwise) (excluding resulting from reserve commitments contemplated by Section 9.03(c)), then from time to time within 30 days of written demand therefor (subject to Section 9.06) the Borrower will pay to such Lender or Administrative Agent such additional amount or amounts as will compensate such Lender or Administrative Agent for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of any Loan Document or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time within 30 days of written demand therefor (subject to Section 9.06) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) At any time that any Lender is required to establish or maintain reserves in respect of its Eurodollar Loans under FRB Regulation D, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on a Eurodollar Loan made by such Lender, additional interest on such Eurodollar Loan at a rate per annum determined by such Lender to be sufficient to compensate it for the cost to it of maintaining, or the reduction in its total return in respect of, such Eurodollar Loan, up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Eurodollar Reserve Percentage, minus the applicable LIBO Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the time and place indicated at which interest otherwise is payable on such Eurodollar Loan, with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall notify the Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Loans of the amount then due it under this Section.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

Section 9.04. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any oral or written notice given pursuant hereto or (d) the assignment of any Eurodollar Loan prior to the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.04(e) or Section 10.04(e), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including any loss or expense arising from the redeployment of funds obtained by it to maintain such Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits) within 10 days of written demand therefor (subject to Section 9.06).

Section 9.05. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required by applicable law. If the Borrower or the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall pay and indemnify, defend and hold harmless the Administrative Agent and each Lender within 30 days after written demand therefor (subject to Section 9.06), for the full amount of any Indemnified Taxes or Other Taxes required to be paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. As soon as practicable after any payment of Indemnified Taxes or Other Taxes to a Governmental Authority by the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Borrower.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of United States withholding tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.

(f) Any Lender that is entitled to an exemption from or reduction of any other withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of documentation described in this Section 9.05(f) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g) If the Administrative Agent or a Lender determines, in its good faith judgment, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 9.05, it shall pay over the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 9.05 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

Section 9.06. Matters Applicable to all Requests for Compensation. If any Lender or the Administrative Agent is claiming compensation under Section 9.03, 9.04 or 9.05, it shall deliver to the Administrative Agent, who shall deliver to the Borrower contemporaneously with the demand for payment, a certificate setting forth in reasonable detail the calculation of any additional amount or amounts to be paid to it hereunder and the basis used to determine such amounts and such certificate shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Administrative Agent may use any reasonable averaging and attribution methods. In any such certificate claiming compensation under Section 9.03(b), such Lender shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 9.07. Mitigation Obligations. If any Lender requests compensation under Section 9.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.03 or 9.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or by other means of communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i) if to the Borrower

Covidien International Finance S.A.

3b, boulevard du Prince Henri

L-1724 Luxembourg

Attn: Michelangelo Stefani

Tel: +352 266 379 31

Fax: +352 266 379 92

email: michelangelo.stefani@covidien.com

with a copy to:

Covidien

Victor von Bruns Strasse 19

CH-8212 Neuhausen am Rheinfall

Switzerland

Attn: Anton Stadtbaumer

(ii) if to the Guarantor

Covidien plc

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

Attn: Corporate Secretary

Tel: +353 1 438 1700

Fax: +353 1 438

Email: jack.kapples@covidien.com

(iii) if to the Administrative Agent, to its applicable address set forth on Schedule 10.01;

and

(iv) if to any other Lender, to it at its address (or facsimile number or electronic mail address telephone number) set forth on Schedule 10.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party to this Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

(b) Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications. In addition to provisions of this Agreement expressly specifying that notices and other commitments may be delivered telephonically or electronically, each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of the Borrower.

Section 10.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor the Notes, or any Subsidiary Guaranty or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors, the Subsidiary Guarantors (to the extent applicable) and the Required Lenders or by the Obligors, the Subsidiary Guarantors (to the extent applicable) and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Guarantor from its obligations under Article 8 or any Subsidiary Guarantor which is a Significant Subsidiary from its obligations under its Subsidiary Guaranty, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determinatino or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under any Loan Document without the prior written consent of the Administrative Agent. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase the Commitment of such Defaulting Lender, reduce the principal amount of any Loan of such Defaulting Lender or reduce the rate of interest thereon, or reduce any fees payable owing to such Defaulting Lender hereunder, postpone the scheduled date of payment of the principal amount of any Loan of such Defaulting Lender or any interest thereon, or any fees payable to such Defaulting Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of such Defaulting Lender, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and, if necessary, local counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) while a Default has occurred and is continuing, all out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including reasonable fees, charges and disbursements of counsel in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, or restructuring negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of any conflict of interest, additional counsel to the affected Indemnitees limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto) relating to (A) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan or the use of the proceeds therefrom, (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Guarantor or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) have resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction by final and nonappealable judgment (y) resulted from a breach of the confidentiality provisions contained in Section 10.14 by such Indemnitee or (z) resulted from a dispute solely among the Lenders (and not against the Administrative Agent, any Joint Lead Arranger or any other agent, in each case, in its capacity as such) that does not arise from any Obligor’s or Subsidiary Guarantor’s breach of its obligations under any Loan Document or applicable law. If any claim, litigation, investigation or proceeding is asserted against any Indemnitee, such Indemnitee shall, to the extent permitted by applicable law or regulation in the opinion of its counsel, notify the Borrower as soon as reasonably practicable, but the failure to so promptly notify the Borrower shall not affect the Borrower’s obligations under this Section unless such failure materially prejudices the Borrower’s right to participate in the contest of such claim, litigation, investigation or proceeding, as hereinafter provided. If requested by the Borrower in writing, such Indemnitee shall make reasonable good faith efforts to contest the validity, applicability and amount of such claim, litigation, investigation or proceeding and, except to the extent prohibited by applicable law or regulations or as would otherwise be unreasonable in the circumstances or contrary to the internal policies of the Indemnitee as generally applied, shall permit the Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim, litigation, investigation or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent (not to be unreasonably withheld).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Related Party thereof under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party acting for the Administrative Agent in connection with such capacity.

(d) To the fullest extent permitted by applicable law, the parties hereto shall not assert, and hereby waive, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions, except to the extent that such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

Section 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as contemplated by Section 5.08, none of the Guarantor or the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Guarantor or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article 6 has occurred and is continuing, any other Person (other than a natural person); and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or for an assignment by a Lender to an Approved Fund with respect to such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment, and the amount of the Commitment or Loans of the assigning Lender remaining after each such assignment (in each case determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), in each case shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article 6 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 9.03, 9.04, 9.05 and 10.03). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, and the Note theretofore held by the assignor Lender shall be returned to the Borrower in exchange for a new Note, payable to the assignee Lender and reflecting its retained interest (if any) hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.03, 9.04 and 9.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.

(d) A Participant shall not be entitled to receive any greater payment under Sections 9.03 or 9.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) If (w) any Lender requests compensation under Section 9.03, (x) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.05, (y) if any Lender defaults in its obligation to fund Loans hereunder or (z) if any Lender refuses to consent to any amendment or waiver under this Agreement which pursuant to the terms of Section 10.02 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained above in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 9.03 or payments required to be made pursuant to Section 9.05, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 9.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.04, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 9.03, 9.04, 9.05 and 10.03 and Article 7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the resignation or replacement of the Administrative Agent, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. As of the Effective Date this Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the making of the request, or the granting of the consent, if required under Article 6 to authorize the Administrative Agent to declare the Loans due and payable, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or the Guarantor against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement or the other Loan Documents to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or the Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Obligors or their respective properties in the courts of any jurisdiction.

(c) Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Obligor hereby irrevocably designates and appoints CT Corporation System, having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) hereof in any Federal or New York State court sitting in New York City. Each Obligor represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. If such agent shall cease so to act, each Obligor covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(e) Each Lender and the Administrative Agent irrevocably consents to service of process in the manner provided for notices in Section 10.01.

(f) Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Waiver of Immunities. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IF ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH OBLIGOR HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OBLIGOR AGREES THAT THE WAIVERS SET FORTH ABOVE SHALL BE TO THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.

Section 10.12. Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Obligor or for any other reason, any payment under or in connection with this Agreement or any other Loan Document, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement or any other Loan

Document, such Obligor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 10.13. Headings. Article and Section headings and the Table of Contents used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

Section 10.14. Confidentiality. Each of the Administrative Agent and the Lenders shall maintain the confidentiality of the Information (as defined below) and shall not use the Information except for purposes relating directly to this Agreement, the other Loan Documents and the Transactions, except that Information may be disclosed by the Administrative Agent and the Lenders (a) to their and their Affiliates’ directors, officers, employees and agents whom they determine need to know such Information in connection with matters relating directly to this Agreement, the other Loan Documents and the Transactions, including accountants, legal counsel, any credit insurance provider relating to the Borrower and its obligations hereunder and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent or the applicable Lenders shall be responsible for breach of this Section by any such Person to whom it disclosed such Information), (b) to the extent requested by any governmental authority or regulatory agency (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or upon order of any court or administrative agency of competent jurisdiction, to the extent required by such order and not effectively stayed on appeal or otherwise, or as otherwise required by law; provided that in the case of any intended disclosure under this clause (c), the recipient thereof shall (unless otherwise required by applicable law) give the Guarantor not less than five Business Days’ prior notice (or such shorter period as may, in the good faith discretion of the recipient, be reasonable under the circumstances or may be required by any court or agency under the circumstances), specifying the Information involved and stating such recipient’s intention to disclose such Information (including the manner and extent of such disclosure) in order to allow the Guarantor an opportunity to seek an appropriate protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing to be bound by the provisions of this Section (and of which the Guarantor shall be a third party beneficiary) or in the case of a repurchase arrangement (“repo transaction”) subject to an arrangement to be bound by provisions at least as restrictive as this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the written consent of the Borrower referencing this Section 10.14, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, a breach of another confidentiality agreement to which the Administrative Agent or such Lender is a party or any other legal or fiduciary obligation of the Administrative Agent or such Lender or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from or on behalf of any Obligor or Subsidiary Guarantor relating to any Obligor or any Subsidiary Guarantor or any of their respective businesses, other than any such information that the Administrative Agent or any Lender proves is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor or any Subsidiary Guarantor from a source which is not, to the knowledge of the recipient, prohibited from disclosing such information by a confidentiality agreement or other legal or fiduciary obligation to the Obligors or Subsidiary Guarantors. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions and exercised due care to maintain the confidentiality of such Information. In addition to other remedies, the Obligors shall be entitled to specific performance and injunctive and other equitable relief for breach of this Section 10.14.

Section 10.15. Electronic Communications.

(a) Each Obligor hereby agrees that except to the extent provided in clause (i) of the final sentence of Section 5.01, it will provide to the Administrative Agent all information, documents or other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com (or such other e-mail address designated by the Administrative Agent from time to time).

(b) Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 5.01 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(c) Each Obligor hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Obligors or their securities) (each, a “Public Lender”). The Obligors hereby agree that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Obligor shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Obligors or their securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(d) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Each party hereto agrees that any electronic communication referred to in this Section 10.15 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by any party during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(f) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agent Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform , and each Agent Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any Communications or the Platform.

Section 10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Obligors in accordance with the Act.

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[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COVIDIEN INTERNATIONAL FINANCE S.A.

By:	/s/ Michelangelo Stefani
Name: Michelangelo Stefani
Title: Managing Director

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

PRESENT when the COMMON SEAL of COVIDIEN PLC was affixed hereto

By:	/s/ Charles J. Dockendorff
	Name:	Charles J. Dockendorff
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

CITIBANK, N.A. as Administrative Agent and a Lender

By:	/s/ Patricia Guerra Heh
	Name:	Patricia Guerra Heh
	Title:	Vice President

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

BANK OF AMERICA, N.A.

By:	/s/ Robert LaPorte
	Name:	Robert LaPorte
	Title:	Vice President

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

BARCLAYS BANK PLC

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Dawn L. LeeLum
	Name:	Dawn L. LeeLum
	Title:	Executive Director

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

BNP Paribas

By:	/s/ Rick Pace
	Name:	Rick Pace
	Title:	Managing Director

BNP Paribas

By:	/s/ Nanette Baudon
	Name:	Nanette Baudon
	Title:	Director

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

By:	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

Goldman Sachs Bank USA

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

MORGAN STANLEY BANK, N.A.

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

Australia and New Zealand Banking Group Limited

By:	/s/ John W. Wade
	Name:	John W. Wade
	Title:	Deputy General Manager Head of Operations and Infrastructure

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By:	/s/ Matias Cruces
	Name:	Matias Cruces
	Title:	Executive Director

By:	/s/ Nietzsche Rodricks
	Name:	Nietzsche Rodricks
	Title:	Executive Director

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

THE BANK OF NEW YORK MELLON

By:	/s/ Clifford A. Mull
Name: Clifford A. Mull
Title: First Vice President

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

Intesa Sanpaolo Spa

By:	/s/ Luca Sacchi
Name: Luca Sacchi
Title: VP

By:	/s/ Robert L. Burton
Name: Robert L. Burton
Title: VP

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

MIZUHO CORPORATE BANK (USA)

By:	/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Senior Vice President

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

The Northern Trust Company

By:	/s/ Cliff Hoppe
Name: Cliff Hoppe
Title: Second Vice President

[Signature Page to Five-Year Senior Credit Agreement

(Covidien International Finance S.A.)]

THE BANK OF NOVA SCOTIA

By:	/s/ Mark Sparrow
Name: Mark Sparrow
Title: Director

SCHEDULE 1.01

PRICING GRID

The Commitment Fee and the Applicable Margin, shall be, at any time, the rate per annum set forth in the Pricing Grid below opposite the Rating Level applicable at such time:

Rating Level	Applicable Margin (LIBOR)	Applicable Margin (ABR)	Commitment Fee
Level I	75 bps	0 bps	7.5 bps
Level II	87.5 bps	0 bps	8 bps
Level III	100 bps	0 bps	10 bps
Level IV	112.5 bps	12.5 bps	15 bps
Level V	137.5 bps	37.5 bps	20 bps
Level VI	150 bps	50 bps	25 bps

For the purposes of this Pricing Grid:

“Level I” means that the Credit Ratings are better than or equal to at least two (2) of the following three (3): (i) A+ by S&P, (ii) A1 by Moody’s and (iii) A+ by Fitch;

“Level II” means that Level I shall not apply, and the Credit Ratings are better than or equal to at least two (2) of the following three (3): (i) A by S&P, (ii) A2 by Moody’s and (iii) A by Fitch;

“Level III” means that neither Level I nor Level II shall apply, and the Credit Ratings are better than or equal to at least two (2) of the following three (3): (i) A- by S&P, (ii) A3 by Moody’s and (iii) A- by Fitch;

“Level IV” means that neither Level I, Level II nor Level III shall apply, and the Credit Ratings are better than or equal to at least two (2) of the following three (3): (i) BBB+ by S&P, (ii) Baa1 by Moody’s and (iii) BBB+ by Fitch;

“Level V” means that neither Level I, Level II, Level III nor Level IV shall apply, and the Credit Ratings are better than or equal to at least two (2) of the following three (3): (i) BBB by S&P, (ii) Baa2 by Moody’s and (iii) BBB by Fitch; and

“Level VI” means that neither Level I, Level II, Level III, Level IV nor Level V shall apply.

If, at any time, no Credit Rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by the

Borrower and approved in writing by the Required Lenders, then the Commitment Fee and the Applicable Margin for each period commencing during the 30 days following such Credit Ratings becoming unavailable shall be the Commitment Fee and the Applicable Margin in effect immediately prior to such Credit Ratings becoming unavailable. Thereafter, the Credit Ratings to be used until Credit Ratings from S&P, Moody’s and Fitch become available shall be as agreed between the Borrower and the Required Lenders, and the Borrower and the Required Lenders shall use good faith efforts to reach such agreement within such 30-day period; provided, however, that if no such agreement is reached within such 30-day period, then the Commitment Fee and the Applicable Margin thereafter, until such agreement is reached, shall be (a) if any such Credit Rating has become unavailable as a result of S&P, Moody’s and Fitch ceasing its business as a rating agency, the Commitment Fee and the Applicable Margin in effect immediately prior to such cessation or (b) otherwise, the Commitment Fee and the Applicable Margin set forth opposite Level VI.

SCHEDULE 2.01

COMMITMENTS AND COMMITMENT PERCENTAGES

Lender	Commitment	Commitment Percentage
Citibank, N.A.	$145,000,000.00	9.666666667%
Bank of America, N.A.	$145,000,000.00	9.666666667%
Barclays Bank PLC	$145,000,000.00	9.666666667%
JPMorgan Chase Bank, N.A.	$145,000,000.00	9.666666667%
BNP Paribas	$133,750,000.00	8.916666667%
Deutsche Bank AG New York Branch	$133,750,000.00	8.916666667%
Goldman Sachs Bank USA	$133,750,000.00	8.916666667%
Morgan Stanley Bank, N.A.	$133,750,000.00	8.916666667%
Australia and New Zealand Banking Group Limited	$55,000,000.00	3.666666667%
Banco Bilbao Vizcaya Argentaria, S.A.	$55,000,000.00	3.666666667%
The Bank of New York Mellon	$55,000,000.00	3.666666667%
Intesa Sanpaolo S.p.A.	$55,000,000.00	3.666666667%
Mizuho Corporate Bank (USA)	$55,000,000.00	3.666666667%
The Northern Trust Company	$55,000,000.00	3.666666667%
The Bank of Nova Scotia	$55,000,000.00	3.666666667%

TOTAL	$1,500,000,000.00	100.000000000%

EXHIBIT A

[FORM OF] NOTE

New York, New York

            , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or its permitted registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Five-Year Senior Credit Agreement, dated as of August 9, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, Covidien plc, the Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantee in Article 8 of the Agreement and, to the extent applicable, each Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Except as otherwise provided in the Agreement, the Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

COVIDIEN INTERNATIONAL FINANCE S.A.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Covidien International Finance S.A.

[1]	Select as applicable.

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4.	Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Five-Year Senior Credit Agreement, dated as of August 9, 2011 among Covidien International Finance S.A., as Borrower, Covidien plc, the Lenders parties thereto, and Citibank, N.A., as Administrative Agent, as amended, supplemented or otherwise modified from time to time.

6.	Assigned Interest:

Aggregate Amount of Initial Commitments/Loans For all Lenders	Aggregate Amount of Increased Commitments2/Loans For all Lenders[3]	Amount of Initial Commitment/Loans Assigned	Amount of Increased Commitment4/Loans Assigned[5]	Percentage Assigned of Commitment/Loans

$	$	$	$	$

$	$	$	$	$

$	$	$	$	$

[7.	Trade Date: ][6]

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Such amount to inclusive of the aggregate Initial Commitment of all of the Lenders.

[3]	If applicable in accordance with the definition of the term “Commitment” in the Credit Agreement.

[4]	Such amount to inclusive of the Initial Commitment of the Assignor assigned.

[5]	If applicable in accordance with the definition of the term “Commitment” in the Credit Agreement.

[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][7] Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][8]

By:
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

FIVE-YEAR SENIOR CREDIT AGREEMENT DATED AS OF AUGUST 9, 2011 AMONG COVIDIEN INTERNATIONAL FINANCE S.A., AS BORROWER, COVIDIEN PLC, THE LENDERS PARTIES THERETO, AND CITIBANK, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Administrative, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance

4

with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

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EXHIBIT C-1

[FORM OF] OPINION OF GENERAL COUNSEL OF GUARANTOR

COVIDIEN PLC
20 ON HATCH	+353 1 438 1700 [T]
LOWER HATCH STREET	+353 1 438 1799 [F]
DUBLIN 2
IRELAND

August [—], 2011

The Lenders listed on Schedule I hereto (the “Lenders”)

and the Administrative Agent party to the

Credit Agreement referred to below

(collectively, the “Lender Parties”)

c/o Citibank, N.A., as Administrative Agent

Re:	Covidien International Finance S.A. – Five-Year Senior Credit Agreement dated as of August [—], 2011

Ladies and Gentlemen:

I am the General Counsel of Covidien plc, an Irish company (the “Guarantor”), and in that capacity I, or lawyers under my supervision, have acted as counsel to the Guarantor in connection with the Five-Year Senior Credit Agreement dated as of August [—], 2011 (the “Credit Agreement”) by and among Covidien International Finance S.A., as the borrower (the “Borrower”), the Guarantor, certain lenders as named therein (the “Lenders”), and Citibank, N.A., as Administrative Agent (the “Agent”).

This opinion is delivered to you pursuant to Section 4.01(c)(i) of the Credit Agreement. In connection with rendering this opinion, I, or lawyers under my supervision, have examined the Credit Agreement and such other agreements, records, certificates and documents, as we have deemed necessary or advisable. Capitalized terms not otherwise defined herein shall have the same meanings assigned to them in the Credit Agreement, unless the context otherwise requires.

I am of the opinion that there is no action, suit or proceeding pending against, or, to the best of my knowledge, threatened against or affecting, the Guarantor before any court or arbitrator or any governmental body, agency or official, that could, based upon the facts and circumstances in existence on the date hereof, reasonably be expected to have a Material Adverse Effect or that affects the validity of the Loan Documents except as disclosed in (i) as of and from June 29, 2007 to June 5, 2009, Covidien Ltd.’s filings of Forms 10-K, 10-Q or 8-K, and (ii) as of and after June 5, 2009, Covidien plc’s filings of Forms 10-K, 10-Q or 8-K, in each case on or before the date hereof.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York, the State of New Jersey and of the United States of America.

This opinion is based on my knowledge of the law and facts as of the date hereof. I assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or to reflect any changes in any law which may hereafter occur or become effective.

This opinion is rendered solely for your benefit and the benefit of your permitted successors and assigns in connection with the transactions contemplated by the Credit Agreement and is not to be used for any other purpose, or circulated, quoted or otherwise referred to for any purpose, without, in each case, my written permission.

Very truly yours,

John H. Masterson
Senior Vice President and General Counsel

EXHIBIT C-2

[FORM OF] OPINION OF SPECIAL LUXEMBOURG COUNSEL

To the Lenders party to the Credit Agreement (as defined below)	Avocats à la Cour 33 avenue J.F. Kennedy L-1855 Luxembourg PO Box 5017 L-1050 Luxembourg

and to Citibank, N.A., as Administrative Agent	Tel +352 4444 55 1 Fax +352 4444 55 222 Direct +352 4444 55 411 Personal Fax +352 4444 55 444 marc.feider@allenovery.com

Our ref 0087012-0000001 LU:4467295.4

Luxembourg, [—] August 2011

Legal opinion

Dear Sirs,

1.	We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Covidien International Finance S.A., a public limited liability company (société anonyme) organized under the laws of Luxembourg, with registered address at 3b Boulevard Prince Henri, L-1724 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) (the Register) under the number B 123527 (the Company) in connection with the Five-Year Senior Credit Agreement, dated [—] August 2011 (the Credit Agreement), among inter alia (i) the Company, as borrower, (ii) Covidien Plc., an Irish company, as guarantor (the Guarantor), (iii) the Lenders party thereto (the Lenders) and (iv) Citibank, N.A., as administrative agent (the Administrative Agent).

As noted above, in this matter we have taken instructions solely from the Company. This legal opinion however has been addressed to the Lenders and the Administrative Agent in connection with the Company’s entry into the Agreements (as such term is defined below) and is delivered at the request of the Company pursuant to Section 4.01(c)(ii) of the Credit Agreement. We note that we have not advised the Lenders and the Administrative Agent on the legal implications of the Agreements (other than those specifically opined on herein). We exceptionally accept addressing this legal opinion to the Lenders and the Administrative Agent solely in relation to the matters opined on herein, but the giving of this legal opinion is not to be taken as implying that we owe the Lenders and the Administrative Agent any duty of care in relation to the Agreements, the transactions contemplated by the Agreements or their commercial or financial implications.

Notwithstanding the provision of this legal opinion, we expressly reserve the right to represent and advise the Company (if the Company so requests) in relation to any matters affecting the Agreements at any time now or in the future (whether or not separate legal advisors are retained on any such matters by the

Lenders) and the fact that we have provided this legal opinion to the Lenders and the Administrative Agent shall not cause us any conflict of interests in relation to the giving of any such advice. We shall have no obligation to advise the Lenders and/or the Administrative Agent in the future on any of the matters referred to in this legal opinion.

2.	We have examined, to the exclusion of any other document, copies of the documents listed below:

2.1	a copy of the restated articles of association (statuts coordonnés) of the Company (the Articles) as at 23 July 2010;

2.2	a copy of the minutes of the extraordinary general meeting of the sole shareholder of the Company dated 22 July 2011 which resolved to change the dates of the accounting year of the Company (the Shareholder’s Resolutions);

2.3	a negative certificate (certificat négatif) issued by the Register in respect of the Company dated [9] August 2011 stating that on the day immediately prior to the date of issuance of the negative certificate, there were no records at the Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against the Company, (ii) reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) composition with creditors (concordat préventif de faillite) (the Certificate);

2.4	an excerpt of the Register pertaining to the Company dated [—] August 2011;

2.5	a scanned copy received by email of an extract of the minutes of the resolutions taken by the board of directors of the Company on 10 June 2011 approving inter alia the execution and performance of the Agreements and the granting of authority to Mr Michelangelo Stefani to excute, on behalf of the Company, the Agreements (the Resolutions);

2.6	a scanned copy received by email of the executed Credit Agreement;

2.7	scanned copies received by email of 4 executed lead arranger fee letters addressed respectively by (i) J.P. Morgan, (ii) Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (iii) Barclays Capital and (iv) Citigroup Global Markets Inc. to the Company and countersigned by the Company; and

2.8	a copy of the certificate of one of the directors of the Company dated [—] August 2011 in which the director certified inter alia that (i) the Articles and Resolutions are true and correct, (ii) Mr Michelangelo Stefani is duly authorized to execute and deliver the Agreements and (iii) the representations and warranties of the Company contained in Article III of the Credit Agreement are true and correct in all material respects on the date of the execution of the Agreements (the Director’s Certificate).

The documents listed in paragraphs 2.6 and 2.7 above are herein collectively referred to as the Agreements. The term “Agreements” includes, for the purposes of paragraphs 3. and 5. below, any document in connection therewith.

Unless otherwise provided herein, terms and expressions shall have the meaning ascribed to them in the Agreements.

3.	ASSUMPTIONS

In giving this legal opinion, we have assumed with your consent, and we have not verified independently:

3.1	the genuineness of all signatures, stamps and seals, the completeness and conformity to the originals of all the documents submitted to us as certified, photostatic, faxed, scanned or e-mailed copies or specimens and the authenticity of the originals of such documents and that the individuals purported to have signed, have in fact signed (and had the general legal capacity to sign) these documents;

3.2	the due authorisation, execution and delivery of the Agreements by all the parties thereto (other than the Company) as well as the capacity, power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and the compliance with all applicable laws and regulations (other than Luxembourg law) and the compliance with all internal authorisation procedures by each party (other than the Company) for the execution by it of the Agreements to which it is expressed to be a party;

3.3	that all authorisations, approvals and consents of any country (other than Luxembourg) which may be required in connection with the execution, delivery and performance of the Agreements have been or will be obtained;

3.4	the due compliance with all matters (including without limitation, the obtaining of necessary consents and approvals and the making of necessary filings and registrations) required in connection with the Agreements to render them enforceable in all relevant jurisdictions (other than Luxembourg);

3.5	that all conditions precedent to the effectiveness of the Agreements have been satisfied and that therefore the Agreements are in full force and effect as against the parties thereto;

3.6	that the place of the central administration (siège de l’administration centrale), the principal place of business (principal établissement) and the centre of main interests (as defined in Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the EU Insolvency Regulation)) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that the Company has no establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg;

3.7	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

3.8	that the Agreements are governed by New York law and that the Agreements are legally valid, binding and enforceable under laws of New York;

3.9	that the choice of such governing law and of the jurisdiction clause are valid as the choice of the governing law and the submission to the jurisdiction of the chosen courts for the Agreements (under such governing law);

3.10	that the obligations assumed by all the parties under the Agreements constitute legally valid, binding and enforceable obligations in accordance with their terms under New York law being the governing law of such obligations;

3.11	that the Agreements are entered into and performed by the parties thereto in good faith and without any intention of fraud or intention to wrongfully deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or intention to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws);

3.12	that all the parties to the Agreements (other than the Company) are companies duly organised, incorporated and existing in accordance with the laws of the jurisdiction of their respective incorporation and/or their registered office and/or the place of effective management, having a corporate existence; that in respect of all the parties to the Agreements (other than the Company), no steps have been taken pursuant to any insolvency, bankruptcy, liquidation or equivalent or analogous proceedings to appoint an administrator, bankruptcy receiver, insolvency officer or liquidator over the respective parties or their assets and that no voluntary or judicial winding-up or liquidation of such parties has been resolved or become effective at the date hereof. In respect of the Company, we refer to the Certificate;

3.13	that the entry into and performance of the Agreements are for the corporate benefit (intérêt social) of the Company;

3.14	that all payments and transfers made by, on behalf of, in favour of, or for the account of, the Company under the Agreements are made on an arm’s length basis and are in accordance with market practice;

3.15	that the Company is not, is not deemed to be, and, as a result of entering into the Agreements, will not be, over-indebted in light of the current practice of the Luxembourg tax administration;

3.16	that none of the parties to the Agreements will have any relation with the Company other than that of an independent third party acting in the normal course of its business and/or will maintain any particular economic relation with the Company, other than that contemplated by the Agreements.

3.17	that the Resolutions have not been amended, rescinded, revoked or declared void and that the meeting of the board of directors of the Company (as referred to in paragraph 2.5 above) was duly convened and validly held;

3.18	that the Articles have not been amended by any deeds or documents other than the Shareholder’s Resolutions; and

3.19	that, under New York law being the governing law of the obligations under the Agreements, the obligations of the Company under the Agreements will rank pari passu with all other unsecured and unsubordinated obligations of the Company.

4.	OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

4.1	Status

The Company is a public limited liability company (société anonyme) formed for an unlimited duration and legally existing under the laws of Luxembourg.

4.2	Power, authority and authorisation

The Company has the corporate power and authority to enter into and perform the Agreements and has taken all necessary corporate actions to authorise the execution and delivery of the Agreements.

4.3	Execution

The Agreements have been duly executed and delivered on behalf of the Company.

4.4	Non-conflict

The execution, delivery and performance of the Agreements by the Company, and the compliance by the Company with the terms of the Agreements do not violate any applicable law of Luxembourg relating to public limited liability companies generally or the Articles.

4.5	No consents

No authorisations, approvals or consents of governmental, judicial and public bodies and authorities of or in Luxembourg are required in connection with the entry into or performance by the Company of the Agreements.

It is not necessary in order to ensure the enforceability or admissibility in evidence of the Agreements, that they be notarised or subject to any other formality or be filed, recorded, registered or enrolled with any court or official authority in Luxembourg.

4.6	Application of governing law

The choice of New York law as the governing law of the Agreements would be upheld as a valid choice of law by the courts of Luxembourg and applied by those courts in proceedings in relation to the Agreements as the governing law thereof.

4.7	Submission to jurisdiction

The submission to the jurisdiction of the courts of the State of New York by the Company contained in the Agreements constitutes an effective submission by the Company to the jurisdiction of such courts.

4.8	Enforcements of judgments

(a)	A final and conclusive judgment in respect of the Agreements obtained against the Company in a New York court would be recognised and enforced by the Luxembourg courts subject to the applicable enforcement procedure (as set out in the relevant provisions of the Luxembourg New Civil Procedure Code).

Pursuant to Luxembourg case law, the enforcement of such judgment is subject to the following requirements:

•	the foreign judgment must be enforceable in the country of origin,

•	the court of origin must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdictions rules,

•	the foreign proceedings must have been regular in light of the laws of the country of origin,

•	the rights of defence must not have been violated,

•	the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules, or, at least, the judgment must not contravene the principles underlying these rules,

•	the considerations of the foreign judgment as well as the judgment as such must not contravene Luxembourg international public policy,

•	the foreign judgment must not have been rendered as a result of or in connection with an evasion of Luxembourg law (“fraude à la loi”).

(b)	Any judgment awarded in the courts of Luxembourg may be expressed in a currency other than the euro. However, any obligation to pay a sum of money would be enforceable in Luxembourg in terms of the euro only.

4.9	No immunity

The Company is not entitled to claim immunity from jurisdiction or immunity from enforcement with respect to any action or proceeding brought in connection with its obligations under the Agreements in the courts of Luxembourg.

4.10	No adverse consequences

Any non Luxembourg addressees hereof will not be deemed to be resident, domiciled or carrying on any commercial activity in Luxembourg as a result only of the execution, performance or enforcement of the Agreements by them.

4.11	Qualification to do business

It is not necessary that any non Luxembourg addressees hereof be authorised or qualified to carry on business in Luxembourg (i) by reason only of the execution or performance by them or any of them of the Agreements and (ii) in order to enable them to enforce their rights under the Agreements in Luxembourg.

4.12	Certificate

According to the Certificate, on the day immediately prior to the date of issuance of the Certificate, no court order was recorded with the Register pursuant to which the Company had been adjudicated bankrupt (faillite) or become subject to, or benefited from, a reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de faillite).

4.13	Pari passu ranking

The obligations of the Company under the Agreements will rank at least pari passu with all the other present and future unsecured and unsubordinated obligations of the Company.

4.14	Registration duties

There are no stamp, registration or similar taxes, duties or charges under the laws of Luxembourg payable in connection with the execution, performance, and enforcement by the relevant parties of the Agreements.

4.15	Withholding tax

Any amount payable under, or with respect to, the Agreements may be made free and clear of, and without withholding or deduction for or on account of, withholding tax in Luxembourg.

4.16	Service of process

Subject to qualification 5.32 hereafter, service of process against the Company effected in the manner set forth in section 10.09 of the Credit Agreement will be effective as valid service of process on the Company.

5.	QUALIFICATIONS

The above opinions are subject to the following qualifications:

5.1	The legal validity and enforceability of the Agreements are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy (faillite), insolvency, liquidation, reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite), reorganisation proceedings or similar Luxembourg or foreign law proceedings or regimes affecting the rights of creditors generally.

5.2	The provisions of a jurisdiction clause whereby the taking of proceedings in one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not, might not be entirely enforceable in a Luxembourg court. If proceedings were previously commenced between the same parties and on the same grounds as the proceedings in Luxembourg, a plea of pendency might be opposed in the Luxembourg court and proceedings either stayed pending the termination of the proceedings abroad or dismissed, as the case may be.

5.3	Any certificate or determination which would by contract be deemed to be conclusive may not be upheld by the Luxembourg courts.

5.4	Certain obligations may not be the subject of specific performance pursuant to court orders, but may result in damages only. Accordingly, Luxembourg courts may issue an award of damages where specific performance is deemed impracticable or an award of damages is determined adequate.

5.5	Notwithstanding a foreign jurisdiction clause or an arbitration clause, the Luxembourg courts would, in principle, have jurisdiction to order provisional measures in connection with assets or persons located in Luxembourg and such measures would most likely be governed by Luxembourg law.

5.6

Penalty clauses (clauses pénales), and similar clauses on damages or liquidated damages, as governed by article 1152 and articles 1226 et seq. of the Luxembourg Civil Code are allowed to the extent that they provide for a reasonable level of damages. The judge has however the right to reduce (or increase) the amount thereof if it is unreasonably high (or low). The provisions of article 1152 and articles 1226 et seq. of the Luxembourg Civil Code are generally considered to be a point of public policy under Luxembourg law. It is possible that a Luxembourg court would hold them to be a point of international public policy that would set aside the relevant foreign governing law.

5.7	International public policy means the fundamental concepts of Luxembourg law that the Luxembourg courts may deem to be of such significance so as to exclude the application of an (otherwise applicable) foreign law (deemed to be contrary in its results to such concepts). International public policy is a matter which is constantly evolving on the basis of the position of Luxembourg courts with respect to cases they hear. Accordingly, there are uncertainties as to what is considered as international public policy under Luxembourg law.

5.8	Interest may not accrue on interest that is due on principal, unless such interest has been due for at least one year (article 1154 of the Luxembourg Civil Code). The right to compound interest is limited to cases where (i) the interest has been due for at least one year and (ii) the parties have specifically provided in an agreement (to be made after that interest has become due for at least one year) that such interest may be compounded (or absent such agreement, the creditor may file an appropriate request with the relevant court). The provisions of article 1154 of the Luxembourg Civil Code are generally considered to be a point of public policy under Luxembourg law. It is possible, although it is highly unlikely, that a Luxembourg court would hold these provisions to be a point of international public policy that would set aside the relevant foreign governing law.

5.9	With respect to the opinions expressed in paragraphs 4.5, 4.8 and 4.14 above, the registration of the Agreements with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings being brought before the Luxembourg courts or, in the case that the Agreements must be produced before an official Luxembourg authority or, in the case that the Agreements are referred to in a public deed, in which case either a nominal registration duty or an ad valorem duty (of, for instance, 0.24 (zero point twenty four) per cent. of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered. If registration is so required, the Luxembourg courts or the official Luxembourg authority may require that the Agreements and/or any judgment obtained in a foreign court must be translated into French or German.

5.10	We do not express or imply any opinion in respect of a withholding tax that may become due or payable pursuant to (i) the Luxembourg acts dated 21 June 2005 implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States, as amended, or (ii) the Luxembourg act dated 23 December 2005, as amended, introducing a withholding tax of 10 per cent. on payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg.

5.11	Claims may become barred under statutory limitation period rules and may be subject to defences of set-off or counter-claims. We express no opinion as to whether rights of set-off, including rights on close-out netting, are effective in a Luxembourg insolvency situation.

5.12	No opinion is expressed as to the validity and enforceability of provisions whereby interest on overdue amounts or other payment obligations shall continue to accrue or subsist after judgement.

5.13	Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction.

5.14	With respect to the opinions expressed in paragraph 4.6 above, the Luxembourg courts might not apply a chosen foreign law if that choice was not made in good faith (i.e. without the wrongful intention to circumvent the law or legal provisions that would have been applicable, in the absence of such choice of a foreign law) and/or:

(a)	if it were not pleaded and proved; or

(b)	if such foreign law would be contrary to the mandatory provisions (lois impératives) or overriding mandatory provisions (lois de police) of Luxembourg law or manifestly incompatible with Luxembourg public policy; or

(c)	if all other elements relevant to the situation are located in a country other than the jurisdiction of the chosen governing law, in which case the Luxembourg courts may apply the applicable mandatory provisions of such country; or

(d)	where the chosen governing law is not the law of an EU Member State, if all other elements relevant to the situation are located in one or several EU Member States, in which case the Luxembourg courts may apply applicable mandatory EU law provisions (as implemented in Luxembourg); or

(e)	where contractual obligations are to be or have been performed in another country where such performance is prohibited by overriding mandatory provisions; or

(f)	if a party is subject to insolvency proceedings, in which case the Luxembourg courts would apply the law of the jurisdiction where such insolvency proceedings have been duly opened (lex concursus) to the effects of such insolvency proceedings without prejudice to the exceptions provided for in the EU Insolvency Regulation.

5.15

Clauses that grant to the debtor of an obligation the power to determine, in its absolute discretion, if, and if so, under which conditions its obligation will be performed may be declared void by a Luxembourg court (if competent) on the basis of articles 1170 and 1174 of the Luxembourg Civil Code (condition purement potestative, one-sided clause). It is possible that a Luxembourg court would hold articles 1170 and 1174 of the Luxembourg Civil Code to be a point of international public policy that would set aside the relevant foreign governing law.

5.16	Any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another party may be limited in terms of items or amounts as a Luxembourg court (if competent) deems appropriate.

5.17	We express no opinion in respect of the effectiveness of clauses which provide that amendments to an agreement can only be made, and waivers can only be granted, in writing.

5.18	We express no opinion on the validity or enforceability of waivers granted for future rights. Under the laws of Luxembourg, a power of attorney or mandate (mandat), whether or not irrevocable, will terminate by force of law, and without notice, upon the occurrence of insolvency events affecting a party in Luxembourg. The designation of a service of process agent may constitute (or may be deemed to constitute) a power of attorney or mandate (mandat).

5.19	We express no opinion on the effectiveness or ineffectiveness of a purported revocation, or the consequences of such revocation by the Company of a power of attorney or agency expressed to be irrevocable.

5.20	We express no opinion on the validity or enforceability under Luxembourg law of a power of attorney granted in the exclusive interest of the attorney or a third party.

5.21	A Luxembourg court might not give effect to a clause purporting to determine the date on which notice is deemed to have been made.

5.22	The discretion of a party under the Agreements would have to be exercised in good faith.

5.23	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Agreements except for the tax opinions expressed under paragraphs 4.14 and 4.15.

5.24	We express no opinion as to whether the performance of the Agreements would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof.

5.25	We express no opinion whatsoever on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

5.26

We have not made any enquiry regarding, and no opinion is expressed or implied in relation to, the accuracy of any representation or warranty given by, or concerning, any of the parties to the Agreements or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them or the terms and conditions of any obligations binding upon them, save as expressly provided herein.

5.27	The rights and obligations of the parties under the Agreements may be limited by the effects of criminal measures, including without limitation criminal freezing orders.

5.28	Payments made, as well as other transactions (listed in the pertinent section of the Luxembourg Commercial Code) concluded or performed, during the suspect period (période suspecte) which is fixed by the Luxembourg court and dates back not more than six months as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver.

In particular,

(a)	article 445 of the Luxembourg Commercial Code sets out that specific transactions entered into during the suspect period and an additional period of ten days preceding the suspect period fixed by the court (e.g., the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; transactions without consideration or for materially inadequate consideration) must be set aside or declared void, as the case may be, if so requested by the insolvency receiver;

(b)	article 446 of the Luxembourg Commercial Code states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

(c)	regardless of the suspect period, article 448 of the Luxembourg Commercial Code and article 1167 of the Luxembourg Civil Code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

5.29	A search at the Register is not capable of conclusively revealing whether a winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de faillite) or judicial liquidation (liquidation judiciaire) or similar action has been adopted or made.

5.30	The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Official Gazette unless the company proves that the relevant third parties had prior knowledge thereof.

5.31	If the designation of a process agent constituted (or were deemed to constitute) a power of attorney or mandate (mandate), whether or not irrevocable, it will terminate by force of law, and without notice, upon the occurrence of bankruptcy of the Company.

6.	This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion on any economic, financial or statistical information (including formulas determining payments to be made) contained in the Agreements (or any document in connection therewith).

7.	This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law.

Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that they are attributable to such factors.

This legal opinion is given to you exclusively in connection with the Agreements and may not be relied upon by you for any other purpose. You may not give copies of this legal opinion to others (other than your successors (in the context of mergers) and permitted assignees), or enable or allow any person or persons (other than your successors (in the context of mergers) and permitted assignees) to quote, rely upon or otherwise use part or all of this legal opinion without our prior written permission, except that you may provide copies of this opinion to your auditors, bank regulatory authorities, and as required by law or court order.

Yours faithfully,

Allen & Overy Luxembourg

Avocat à la Cour
Partner

EXHIBIT C-3

[FORM OF] OPINION OF SPECIAL NEW YORK COUNSEL

August [—], 2011

To the Agent and each Lender party to

the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as counsel to the Loan Parties (as defined below) in connection with the Credit Agreement dated as of August [—], 2011 (the “Credit Agreement”), among Covidien International Finance S.A., a Luxembourg company (the “Company”), Covidien plc, an Irish company (“Holdings”), the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent (in such capacity, the “Agent”), and the other agents named therein, in connection with the closing held this day under the Credit Agreement. Capitalized terms not defined in this opinion letter have the meanings ascribed to them in the Credit Agreement.

This opinion letter is furnished to you pursuant to Section 4.01(c)(iii) of the Credit Agreement. The Company and Holdings are referred to herein collectively as the “Loan Parties”.

In connection with this opinion letter, we have examined the following documents (unless otherwise noted, each dated as of the date hereof):

(a)	the Credit Agreement; and

(b)	the Notes being delivered on the date hereof.

The agreements referred to in clauses (a) and (b) above are referred to herein collectively as the “Credit Documents”.

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation of fact, we have relied, without independent verification, upon certificates of officers of the Loan Parties, public officials and other appropriate Persons.

In rendering the opinions set forth below, we have assumed that each of the Loan Parties (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder and (c) has duly authorized, executed and delivered each of the Credit Documents to which it is a party.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States of America (collectively, the “Covered Laws”).

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. Each of the Credit Documents constitutes the valid and binding obligation of each of the Loan Parties party thereto and is enforceable against each such Loan Party in accordance with its terms.

2. The execution and delivery by each Loan Party of the Credit Documents to which such Person is party and the performance by such Person of its obligations thereunder (a) will not violate any Covered Laws and (b) will not result in a breach or violation of, or constitute a default under, any of the agreements listed on Schedule 1 hereto.

3. Under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by any of the Loan Parties in connection with the execution and delivery of the Credit Documents to which such Person is party or the performance by such Person of its obligations thereunder.

4. None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Our opinion that each of the Credit Documents constitutes the valid and binding obligation of each of the Loan Parties party thereto, enforceable against each such Loan Party in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity and (iii) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We express no opinion with respect to the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.

Our opinions are also subject to the qualification that the enforceability of provisions in the Credit Documents providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers, waivers of rights to damages, offset or defenses, waivers of statutory, regulatory or constitutional rights, conclusive presumptions or determinations, powers of attorney or prohibitions on oral modifications may be enforced, (ii) the enforceability of any provision which provides for a right of setoff without notice or by an affiliate of a lender or a purchaser of a participation in the loans or other extensions of credit under the Credit Documents, or (iii) the enforceability of any provision for choice of law, submission to jurisdiction or judgment currency. In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Documents requiring that any action with respect to the Credit Documents be brought only in the New York State courts located in the New York County or in the United States District Court for the Southern District of New York,

we note that under NYCPLR § 510 a New York State court has discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action to another district or division where it might have been brought.

In addition, certain provisions contained in the Credit Documents may be unenforceable in whole or in part but the inclusion of such provisions in the Credit Documents does not affect the validity of any of the other provisions thereof, and the remaining provisions of the Credit Documents are sufficient for the practical realization of the benefits intended to be provided thereby.

This opinion letter is being furnished only to the addressees and is solely for their benefit and the benefit of their assignees who become Lenders under the Credit Agreement. This opinion may not be relied upon for any other purpose or by any other Person without our prior written consent.

Very truly yours,

Ropes & Gray LLP

Schedule 1

Agreements

1.	Indenture, by and among Covidien International Finance S.A., as Issuer, Covidien Ltd., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee, dated as of October 22, 2007, as supplemented by the First, Second, Third, Fourth, Fifth and Sixth Supplemental Indentures thereto.

2.	Amended and Restated Commercial Paper Dealer Agreement 4(2) Program, by and among Covidien International Finance S.A., as Issuer, Covidien Ltd., as Guarantor, Covidien plc, as Guarantor, and Barclays Capital Inc. and Citigroup Global Markets Inc., as Dealers, dated as of June 5, 2009.

EXHIBIT C-4

[FORM OF] OPINION OF SPECIAL IRISH COUNSEL

[—] August 2011

PRIVATE AND CONFIDENTIAL

To:	The Lenders party to the Transaction Document

(as defined in the Schedule) and Citibank, N.A.

as Administrative Agent

Re:	Covidien plc (the “Company”) incorporated in Ireland under registered number 466385.

Dear Sirs,

1.	Basis of opinion

1.1	We act as solicitors in Ireland for the Company. We have been requested to furnish this opinion in connection with the entry into of the Transaction Document (as defined in the Schedule) by the Company (the “Transaction”). This opinion is solely for the benefit of the addressees of this opinion and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent provided that, it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and your legal adviser(s) and your successors and permitted assignees.

1.2	This opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland and, in relation to opinions as to taxation, is given on the basis of our understanding of the practices of the Irish Revenue Commissioners at the date hereof. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on European Community law as it affects any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Document or the transactions contemplated thereby.

1.3	This opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Transaction Document and the searches listed at 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Transaction other than the Transaction Document.

1.4	For the purpose of giving this opinion, we have examined scanned copies sent to us by email in pdf or other electronic format of the Transaction Document.

All words and phrases defined in the Transaction Document and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Document. References in this opinion to the “1963 Act” means the Companies Act 1963 of Ireland as amended and references to the “1990 Act” means the Companies Act 1990 of Ireland as amended.

1.5	For the purpose of giving this opinion, we have caused to be made the following legal searches against the Company on 9 August 2011:

(a)	on the files of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search;

(c)	in the Central Office of the High Court of Dublin for any proceedings and petitions filed in the last two years; and

(d)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies, against the names of the current directors of the Company as identified in the search results referred to at sub-paragraph (a) above.

1.6	This opinion is governed by and to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This opinion speaks only as of its date. We assume no obligation to update this opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practices of the Irish Revenue Commissioners which may occur after the date of this opinion.

1.7	Save as set out at paragraphs 2.13 to 2.15 below, no opinion is expressed as to the taxation consequences of the Transaction Document or the transactions contemplated thereby. The opinions given in those paragraphs are confined to and given in all respects on the basis of the laws of Ireland relating to stamp duties, corporation tax and income tax in force as at the date hereof as currently applied by the courts of Ireland and on the basis of our understanding of the current practice of the Irish Revenue Commissioners.

2.	Opinion

Subject	to the assumptions and qualifications set out in this opinion, we are of the opinion that:

Capacity, Authority and Status

2.1	The Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Company has the necessary corporate power and authority, under its memorandum and articles of association, to execute and deliver the Transaction Document and to perform its obligations thereunder in accordance with the terms of the Transaction Document.

2.3	The entry into of the Transaction Document by the Company does not contravene:

(i)	any law of Ireland applicable to the Company; or

(ii)	the memorandum and articles of the Company.

2.4	All necessary corporate action required on the part of the Company to authorise the execution and delivery of the Transaction Document and the performance by the Company of its obligations thereunder has been duly taken.

2.5	The Transaction Document has been duly executed by the Company.

2.6	No consent, authorisation, licence or approval from any Irish Governmental or public body or public authority and no registration, filing or recording of the Transaction Document or any instrument relating thereto in any Irish public office, governmental authority or regulatory body is necessary under the laws of Ireland to ensure the admissibility, validity and enforceability of the Transaction Document against the Company.

2.7	The Company does not have any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Ireland.

2.8	Based solely upon the searches referred to in paragraph 1.5, no action or proceedings have been commenced against the Company and the Company has not taken any corporate action nor have legal proceedings been started against it for its winding up, dissolution, court protection or reorganisation or for the appointment of a receiver, examiner, trustee or similar officer of it or of any or all of its assets or revenues as at the date of this opinion.

2.9	Appointment of Agent for Service of Process

2.10	The appointment by the Company of CT Corporation System as agent for receipt of any service of process in respect of any Federal or New York State Court sitting in New York City in connection with any matter arising out of or in connection with the Transaction Document is a valid and effective appointment, if such appointment is valid and binding under the laws of the State of New York and if no other procedural requirements are necessary in order to validate such appointment.

2.11	Governing law and Jurisdiction

2.12	In any proceedings taken in Ireland for the enforcement of the Transaction Document, the choice of New York law as the governing law of the Transaction Document will be recognised by the Irish courts pursuant to Article 3 of the Rome I Regulation (EC) No. 593/2008 of the European Parliament and of the Council 17 June 2008 on the law applicable to contractual obligations (the “Rome I Regulation”) with respect to matters falling within the scope of the Rome I Regulation. Article 1(2) of the Rome I Regulation sets out matters not governed by the Rome I Regulation. They include, but are not limited to, obligations under negotiable instruments, evidence and procedure, insurance matters and trusts. The choice of law will not, where all the other elements relevant to the situation at the time of the choice are connected with another country, prejudice the application of the laws of that country which cannot be derogated from by agreement. Furthermore, if all other elements relevant to the situation at the time of the choice are connected to one or more Member States, the parties choice of Non-Member State law shall not prejudice the application of provisions of community law, where appropriate, as implemented in the forum, which cannot be derogated from by agreement. It is open to the Irish Court to give effect to the overriding mandatory provisions of the law of the country where the obligations arising out of the contract have to be or have been performed, insofar as those overriding mandatory provisions render the performance of the contract unlawful. In considering whether to give effect to those overriding mandatory provisions regard shall be had to their nature and purpose and to the consequence of their applicability or non applicability. To the extent that such mandatory rules affect any part of the transaction, an Irish Court is likely to restrict the application of those rules to the relevant part of the transaction and to apply the laws of the State of New York in the remainder. The Irish Courts may however refuse to enforce foreign laws which may be considered repugnant to Irish public policy.

2.13

Regulation (EC) No. 864/2007 on the law applicable to non contractual obligations (“Rome II Regulation”), which came into force on 11 January 2009, seeks to create a harmonised set of rules within the European Union to govern choice of law in disputes arising from non-contractual obligations. Under Article 4 of the Rome II Regulation the applicable law is that of a country in which the damage occurs irrespective of the country of which the event giving rise to the damage occurred and irrespective of the country or countries in which the indirect consequences occur. However, under Article 4 (2) if both parties are habitually resident in the same country at the time at which the damage occurs the law of that country should apply and under Article 4 (3) where the tort/delict is manifestly more closely connected with another country the law of that country should apply. Under Article 14, the parties may agree to submit non contractual obligations to the law of their choice either by (a) an agreement entered into after the event giving rise to the damage occurred or (b) where all the parties are pursuing a commercial activity, also by an agreement freely negotiated before the event giving rise to the damage occurred. The choice of law will not, where all the elements relevant to the situation at the time when the event giving rise to the damage occurs are located in a country other than a country whose law has been chosen, prejudice the application of provisions of the law of the country which cannot be derogated from by agreement. Furthermore, the choice of law of a non Member State will not, where all the elements relevant to the situation at the time when the event giving rise to the damage occurs are located in one or more of the Member States, prejudice the application of provisions of Community law, where appropriate as implemented in the Member State of the forum, which cannot be derogated from by agreement. Certain non contractual obligations are specifically excluded in Article 1 (2) of the Rome II Regulation, such as non contractual obligations arising out of (i) bills of exchange/negotiable instruments; (ii) family relationships/matrimonial property regimes and (iii) the law of companies relating to its administration and liability of auditors responsible for statutory audits of companies accounts.

2.14	The courts of Ireland will enforce the submission by the Company to the exclusive jurisdiction of the courts of the State of New York and a judgment of such courts will be enforced by the courts of Ireland if the following general requirements are met:

(a)	the foreign court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the submission to jurisdiction by the defendant would satisfy this rule); and

(b)	the foreign judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it. A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. Where however, the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment should not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive.

However, the Irish courts may refuse to enforce a judgment of the courts of the State of New York which meets the above requirements for one of the following reasons:

(c)	the foreign judgment is not for a definite sum of money;

(d)	the foreign judgment was obtained by fraud;

(e)	the enforcement of the foreign judgment in Ireland would be contrary to natural or constitutional justice;

(f)	the foreign judgment is contrary to Irish public policy or involves certain foreign laws which will not be enforced in Ireland; and

(g)	jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Superior Court Rules.

2.15	Taxes

2.16	The Company should not be required to make any withholding or deduction for or on account of Irish income tax from payments by the Company under the Transaction Document.

2.17	Under the laws of Ireland there is no stamp duty or similar charges or duties payable in Ireland in relation to the Transaction Document.

2.18	Under the laws of Ireland, the Lenders will not be subject to any taxation in Ireland by reason only of the entry into, performance or enforcement of the Transaction Document or the transactions contemplated thereby.

2.19	Pari Passu Ranking

2.20	The payment obligations of the Company under the Transaction Document rank, and will rank, at least pari passu with all other present and future unsecured indebtedness of the Company.

2.21	Lenders

2.22	It is not necessary under the laws of Ireland:

(a)	in order to enable any Lender to enforce its rights under the Transaction Document; or

(b)	by reason of the entry into of the Transaction Document or the performance by it of its obligations under the Transaction Document,

that any Lender should be licensed, qualified or otherwise entitled to carry on business in Ireland.

3.	Assumptions

For the purpose of giving this opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	the truth, completeness and authenticity of all documents submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, and the genuineness of all signatories, stamps and seals thereon and that each original was executed in the manner appearing on the copy;

3.2	that, where an incomplete version of the Transaction Document has been submitted to us or signature pages only have been supplied to us for the purposes of issuing this opinion, the original of the Transaction Document corresponds in all respects with the last draft of the complete Transaction Document submitted to us;

3.3	that the Transaction Document will be delivered by the parties thereto and not be subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto;

3.4	that the copies produced to us of minutes of meetings and/or of resolutions of directors or shareholders correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and that those identified as present at any such meetings were present at such meetings and were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof;

3.5	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers;

3.6	that any signatures on the Transaction Document are the signatures of the persons who they purport to be;

3.7	that the copy of the memorandum and articles of association of the Company produced to us is correct and up to date and that the business carried out by the Company is within the principal objects clause of its memorandum of association;

Accuracy of searches and warranties

3.8	that, based only upon the searches described in sub-paragraph (d) of paragraph 1.5 above, no person who has been appointed or acts in any way, whether directly or indirectly as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has been the subject of a declaration under Section 150 of the 1990 Act as amended by Section 41 of the Company Law Enforcement Act, 2001 (Disqualification and Restriction: Directors and other Officers) (the “2001 Act”) or Section 160 of the 1990 Act (as amended by Sections 14 and 42 of the 2001 Act);

3.9	the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. In this connection, it should be noted that searches at the Company Registration Office, Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company;

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Transaction Document and the Corporate Certificate (as defined in the Schedule) at the time they were made and at all times thereafter;

Commercial Benefit

3.11	that none of the parties was mistaken in entering into the Transaction Document as to any relevant fact and that the Transaction Document has been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit, in respect of which we refer you to the Corporate Certificate and the board minutes referred to therein;

No other information and compliance

3.12	that the Transaction Document is the only document relating to the subject matter of the Transaction (for the purposes of this opinion) and that there are no agreements or arrangements of any sort in existence between the parties to the Transaction Document which in any way amend or vary the terms of the Transaction Document or in any way bear upon or are inconsistent with the opinions stated herein;

Authority, Capacity, Execution and Enforceability

3.13	that the parties to the Transaction Document (other than the Company) are not incorporated in Ireland, that the parties to the Transaction Document are not “consumers” for the purposes of Irish law or the Irish Consumer Protection Code, that the parties (other than the Company to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate power and authority to execute the Transaction Document, to perform their respective obligations thereunder and to render the Transaction Document and all obligations thereunder legal, valid, binding and enforceable on them and that each party (other than the Company to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver and perform the Transaction Document and the obligations set out therein;

3.14	the execution, delivery and performance of the Transaction Document (i) does and will not contravene the laws of any jurisdiction outside Ireland; (ii) does not and will not result in any breach of any agreement, instrument and obligation to which any party thereto is a party and (iii) will not be illegal or unenforceable by virtue of the laws of that jurisdiction;

3.15	all relevant authorisations, approvals, consents and licences required in any jurisdiction and all formalities and requirements of the laws of any relevant jurisdiction and of any regulatory authority therein applicable to the execution, performance, delivery, enforceability and admissibility in evidence of the Transaction Document (i) have been made, done or obtained, as the case may be (other than in Ireland) and (ii) have been and will be duly complied with (and in each case (where applicable) (a) they are in full force and effect and (b) were made, done, obtained or complied with within any applicable time period);

3.16	that the Transaction Document which is governed by the laws of the State of New York is in the proper form under such law and that the Transaction Document, constitutes legal, valid and binding obligations of the parties thereto enforceable in accordance with its respective terms under the laws of the State of New York;

Solvency and Insolvency

3.17	that (i) the Company was able to pay its debts within the meaning of Section 214 of the 1963 Act and Section 2 of the Company (Amendment) Act 1990 immediately after the execution and delivery of the Transaction Document; (ii) the Company will not as a consequence of doing any act or thing which the Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections; (iii) no receiver or examiner or other similar officer has been appointed in relation to any of the assets or undertakings of the Company; and (iv) no petition for the making of a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company;

3.18

that, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), the Company will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which the Company has its registered office and will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland. In this regard we refer you to our qualification at paragraph 4.23;

Financial Assistance and Connected Transactions

3.19	as a matter of commercial reality or fact, the entering into of the Transaction Document does not financially assist in any purchase of, or subscription for, shares in the Company, and the giving of the guarantee and any indemnity contained in the Transaction Document does not ultimately provide benefit to the shareholders in the Company;

3.20	that none of the transactions contemplated by the Transaction Document are prohibited by virtue of Section 31 of the 1990 Act, which prohibits certain transactions between companies and their directors or persons connected with their directors;

Governing law and jurisdiction

3.21	that under all applicable laws (other than those of Ireland):

(a)	the choice of the law of the State of New York as the governing law of the Transaction Document is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

(b)	the submission of each party to the Transaction Document to the jurisdiction of the courts of the State of New York is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

3.22	that the choice of governing law of the Transaction Document was freely made by the parties thereto for bona fide reasons and not to evade the requirement of the law of any other jurisdiction.

4.	Qualifications

The opinions set out herein are subject to the following reservations:

1.	Enforcement and Binding Effect

4.1	The description of obligations in this opinion as “enforceable” refers to the legal character of the obligations assumed by the relevant party under the relevant instrument. It implies no more than the obligations are of a character which the laws of Ireland recognize and will in certain circumstances enforce. In particular, it does not mean or imply that the relevant instrument will be enforced in all circumstances in accordance with its terms or by or against third parties or that any particular remedy will be available. In particular (without limiting the foregoing):

(a)	the binding effect and enforceability of the obligations of the Company under the Transaction Document may be limited by liquidation, insolvency, bankruptcy,

receivership, court protection, examinership, moratoria, reorganisation, reconstruction, company voluntary arrangements, fraud of creditors, fraudulent preference of creditors or similar laws whether in Ireland or elsewhere affecting creditors’ rights generally;

(b)	the binding effect and enforceability of the obligations of the Company under the Transaction Document may also be limited as a result of the provisions of the laws of Ireland applicable to contracts held to have become frustrated by events happening after their execution, and any breach of the terms of any document by the party seeking to enforce such document;

(c)	enforcement may be limited by general principles of equity. In particular, equitable remedies are not available where damages are considered to be an adequate remedy; the remedy of specific performance is discretionary and will not normally be ordered in respect of a monetary obligation; and injunctions are granted only on a discretionary basis and accordingly we express no opinion on such matters;

(d)	claims may become barred under the Statute of Limitations 1957 and other statutes of limitation all liens, rights of reunion, defences, rights of set-off or counterclaim;

(e)	enforcement will be subject to, netting, claims and attachment and any other rights of another party to a contract; and

(f)	enforcement may be limited by reason of fraud.

4.2	Where any obligations of any person are to be performed in jurisdictions outside Ireland, such obligations may not be enforceable under Irish law to the extent that performance thereof would be illegal under the laws of any such jurisdiction or contrary to public policy under the laws of any such jurisdiction and an Irish court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

4.3	Where a judgment creditor seeks to enforce his judgment, he can only do so in accordance with the applicable rules of Irish courts. The making of an execution order against particular assets, such as a charging order over land or a beneficial interest therein or most types of investment or a third party debt order over a bank account or certain other debts, is a matter for the court’s discretion.

General Matters

4.4	A determination or a certificate as to any matter provided for in the Transaction Document may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.5	Where a party to the Transaction Document is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

4.6	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Document have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.7	No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Document.

4.8	An undertaking by the Company in respect of stamp duty may be held not to be binding on it and an indemnity in respect of stamp duty is unenforceable. An Irish court may refuse to give effect to any undertaking contained in the Transaction Document that the one party would pay another party’s legal expenses and costs in respect of any action before the Irish court particularly where such an action is unsuccessful.

4.9	We express no opinion as to the effectiveness of any severability clause in the Transaction Document. The question of whether or not any invalid provision may be severed from other provisions would be determined by an Irish court at its discretion.

4.10	The effectiveness of any provisions in the Transaction Document excusing a party from a liability or duty otherwise owed are limited by Irish law, particularly in relation to “fundamental breaches” of the contract.

4.11	We express no opinion as to any obligation which the Transaction Document may purport to establish in favour of any person who is not a party to the Transaction Document.

4.12	It is uncertain whether the parties to the Transaction Document can agree in advance the governing law of claims connected with the contract but which are not claims on the contracts, such as a claim in tort.

4.13	Any provision of the Transaction Document which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to the Transaction Document or any other person may be ineffective.

4.14	To the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty.

4.15	We express no opinion as to the circumstances in which a party may transfer a contract or any obligation in or under a contract without an agreement by way of novation entered into between the transferor, the transferee and the other party to the contract.

4.16	Where a party to an agreement is a party to that agreement in more than one capacity, that party will not be able to enforce obligations owed by it to itself by reason of the doctrine of merger.

4.17	We express no opinion as to the effectiveness of any currency indemnity clause in the Transaction Document.

4.18	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners 2008 EWHC 2721. Although this decision will not be binding on the Irish courts it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

Penalties

4.19	Any clauses in the Transaction Document providing for an increased rate of interest payable upon default or late payment may not be binding on the Company if construed by an Irish court as a penalty and therefore invalid. Interest on interest may not be recoverable and any increased rate of default interest may be treated as a penalty and therefore invalid.

Foreign currencies

4.20	A court in Ireland may order the payment of money in a currency other than euro if the creditor is entitled to such other currency under the terms of a relevant agreement. While the rule of law that, when a debtor is wound up after a sum expressed in a foreign currency has become due, such sum should be converted into euro at the rate of exchange prevailing on the date it became due has not been varied by a decision of the Irish courts, it is likely that in the event of the winding up of the Company, amounts claimed in a foreign currency would (to the extend properly payable in the winding-up) be paid, if not in a foreign currency, in the euro equivalent of the amount due in the foreign currency, converted at the rate of exchange on the date of the commencement of such winding-up.

Judgements

4.21	There is a possibility that an Irish court would hold that a judgement on the Transaction Document, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgement might not be held to do so.

Subordination and set-off

4.22	Provisions in the Transaction Document conferring a right of set-off, a right to net off payments, a right of counterclaim or similar right or remedy would not be effective against a liquidator if the indebtedness in respect of which such rights are exercised has not crystallised (by the indebtedness becoming actual) prior to liquidation and the exercise of such rights against a company in liquidation is subject to:-

(a)	the statutory requirement as to the pari passu treatment of creditors (case law in this jurisdiction has held that the relevant statutory provision did not interfere with a bank’s right of set-off where the right became exercisable prior to the company’s winding up);

(b)	the statutory prohibition as to the divestment of assets after the appointment of an official liquidator; and

(c)	the statutory prohibition as to the improper transfer of assets;

Such rights would also not be available if the person granting such rights has purported to assign or transfer its rights or title or interest in the debt owing to it.

Insolvency Regulation

4.23	Pursuant to the EU Insolvency Regulation, main insolvency proceedings (as set out in Annex A to the EU Insolvency Regulation) may only be opened in the territory where the debtor has its centre of main interests (which we have assumed to be in Ireland in respect of the Company). The courts of any other Member State (other than Denmark) may open “territorial insolvency proceedings”, (or, after the opening of main insolvency proceedings, secondary insolvency proceedings) in the event that such debtor possesses an establishment in such Member State. The place of a company’s centre of main interests and whether it has an establishment outside Ireland, is a matter of fact and we express no opinion on this. To the extent that the Company has its centre of main interests or an establishment outside Ireland, it is possible that main insolvency proceedings, territorial insolvency proceedings or secondary insolvency proceedings may be commenced in a Member State other than Ireland and be subject to the jurisdiction of the courts of such Member State.

Due Diligence and Searches

4.24	We have conducted no due diligence of the Company or any of its affiliates or any other person, other than the searches listed in paragraph 1.5, and we have not conducted any other searches whatsoever. We have not concluded any due diligence on the status of any person other than the Company, and in particular have not considered any due diligence on the addressees of this opinion or enquired or investigated as to whether they have obtained their appropriate licenses or approvals.

Sanctions

4.25	If a party to the Transaction Document or to any transfer of, or payment in respect of, the Transaction Document is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or Irish sanctions or sanctions under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the Transaction Document or in respect of the relevant transfer or payment may be unenforceable or void.

4.26	Taxes

4.27	The case law on the nature of guarantee payments is equivocal, but in summary and on the basis that guarantee payments take their nature from the payment which they replace:

(a)	a payment under a guarantee in respect of a repayment of an advance should not attract a requirement to withhold or deduct for or on account of Irish tax; and

(b)	a payment under a guarantee in respect of interest on an advance should be treated as being a payment of interest but, on the basis that such payment is beneficially owned by a person that qualifies for an exemption from interest withholding tax under Irish domestic law (see 4.27 below) or under one of the double tax treaties to which Ireland is a party should not attract a requirement to withhold or deduct for or on account of Irish tax.

4.28	The following categories of persons are entitled to an exemption from Irish interest withholding tax:

(i)	an entity which is, pursuant to Section 9 of the Central Bank Act, 1971 of Ireland, licensed to carry on banking business in Ireland and who operates through a branch in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Taxes Consolidation Act 1997 (“TCA”); or

(ii)	an authorised credit institution under the terms of the Codified Banking Directive having duly established a branch in Ireland and has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and which carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) TCA and operates through a branch in Ireland; or

(iii)	a body corporate:

(A)	that is resident for the purposes of tax in a country with which Ireland has signed a double tax treaty or an EU Member State (“Relevant Territory”) (residence for these purposes to be determined in accordance with the laws of the Relevant Territory of which the body corporate claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or

(B)	where interest payable under the Five-Year Senior Credit Agreement:

(1)	is exempted from the charge to income tax under a double taxation treaty in force between Ireland and the country in which the lender is resident for tax purposes; or

(2)	would be exempted from the charge to income tax under a double taxation treaty signed between Ireland and the country in which the lender is resident for tax purposes if such double tax treaty had the force of law by virtue of Section 826(1) TCA;

PROVIDED THAT such body corporate does not operate through a branch in Ireland; or

(iv)	a US corporation that is subject to tax in the US on its worldwide income PROVIDED THAT such US corporation does not operate through a branch in Ireland; or

(v)	a US LLC where the ultimate recipients of the interest payable to it are within paragraph (ii) of this paragraph 4.27 and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes PROVIDED THAT such US LLC does not operate through a branch in Ireland; or

(vi)	a qualifying company within the meaning of Section 110 TCA; or

(vii)	a body corporate:

(A)	which advances money in the ordinary course of a trade which includes the lending of money; and

(B)	in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such body corporate; and

(C)	which has made the appropriate notifications under Section 246(5)(a) TCA to the Irish Revenue authorities and the relevant person.

(viii)	a person that:

(A)	is treated as a resident of a country with which Ireland has a double taxation treaty in force and which makes provision for full exemption from tax imposed on interest imposed by Ireland (“Treaty State”); and

(B)	does not carry on a business Ireland through a permanent establishment with which that person’s participation in the loan is effectively connected.

4.29	It is possible, however, that payments under the Transaction Document would be treated as being “sui generis” (i.e. having their own nature) and not as taking their nature from the payment which they replace, an obligation to withhold would only arise if such payments were annual payments with an Irish source. In that regard:

(a)	if the Transaction Document is executed under seal and is physically located outside Ireland, the source of the payment should also be outside Ireland, (P.V. Murtagh (Inspector of Taxes) v Mr. Samuel Rusk 2005 IEHC 316);

(b)	a once off payment under the Transaction Document should not be viewed as an annual payment as it would lack the recurrent nature required to be so treated; and

(a)

any of a series of payments would be treated as “annual payments” (resulting in an obligation to make a withholding of 20% from the payment) unless the recipient receives the payments for the purposes of its trade and in this context, banks are usually regarded as traders in respect of all receipts from their banking business.

4.30	Any clauses in the Transactions Document providing for an increased rate of interest payable upon default or late payment may not be binding on the Company if construed by an Irish court as a penalty and therefore invalid. Similarly with prepayment fees. Interest on interest may not be recoverable and any increased rate of default interest may be treated as a penalty and therefore invalid.

Yours faithfully,

ARTHUR COX

Schedule

Documents

2.	Five-Year Senior Credit Agreement dated [•] August 2011 among Covidien International Finance S.A. (as Borrower), the Company (as Guarantor), the various lenders party thereto (as Lenders), Citibank N.A. (as Administrative Agent), Citigroup Global Markets Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated, Barclays Capital and J.P. Morgan Securities LLC (as Joint Lead Arrangers), Bank of America, N.A. (as Syndication Agent) and Barclays Bank PLC and JPMorgan Chase Bank, N.A. (as Co-Documentation Agents).

3.	Corporate Certificate of the Secretary of the Company dated [•] August 2011 (the “Corporate Certificate”) with copies of:

(a)	the Company’s Certificate of Incorporation;

(b)	the Company’s Memorandum and Articles of Association; and

(c)	minutes of a meeting of the board of directors of the Company dated [•] 2011.

The document listed at 1. above is referred to in this Opinion as the “Transaction Document”.

EXHIBIT D

[FORM OF] SUBSIDIARY GUARANTY]

Dated as of

WHEREAS, Covidien International Finance S.A. (the “Borrower”), Covidien plc, the Lenders parties thereto, and Citibank, N.A., as Administrative Agent have entered into the Five-Year Senior Credit Agreement, dated as of August 9, 2011 (as amended, supplemented or otherwise modified from time to time, (as the same may be amended from time to time, the “Credit Agreement”), pursuant to which the Borrower is or may be entitled, subject to certain conditions, to borrow loans thereunder;

WHEREAS, in conjunction with the transactions contemplated by the Credit Agreement and in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the undersigned (together with its successors, the “Guarantor”) and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to make extensions of credit thereunder, the Guarantor is willing to guarantee the obligations of the Borrower under the Credit Agreement and the Notes issued thereunder in accordance with the terms of the Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined, and the provisions of Sections 1.03 and 1.04 of the Credit Agreement shall apply to this Subsidiary Guaranty. In addition, the following terms, as used herein, have the following meanings:

“Guaranteed Obligations” means (i) all obligations of the Borrower in respect of principal of and interest on the Loans and the Notes, (ii) all other amounts payable by the Borrower under the Credit Agreement or any Note and (iii) all renewals or extensions of the foregoing, in each case whether now outstanding or hereafter arising. The Guaranteed Obligations shall include, without limitation, any interest, costs, fees and expenses which accrue on or with respect to any of the foregoing and are payable by the Borrower pursuant to the Credit Agreement or any Note, whether before or after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, examinership or reorganization of any one or more than one of the Obligors, and any such interest, costs, fees and expenses that would have accrued thereon or with respect thereto and would have been payable by the Borrower pursuant to the Credit Agreement or Note but for the commencement of such case, proceeding or other action.

“Obligors” means, at any time, collectively, the Borrower, the Guarantor (as defined in the Credit Agreement) and each Subsidiary Guarantor at such time.

ARTICLE II

GUARANTEE

Section 2.01 The Guarantee. Subject to Section 2.03, the Guarantor hereby unconditionally and irrevocably guarantees to the Lenders and the Administrative Agent and to each of them, the due and punctual payment of all Guaranteed Obligations as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms thereof. This is a continuing guarantee and a guarantee of payment and not merely of collection. In case of failure by the Borrower punctually to pay the indebtedness guaranteed hereby, the Guarantor, subject to Section 2.03, hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Borrower.

Section 2.02 Guarantee Unconditional. The obligations of the Guarantor under this Article 2 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Obligor under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Financing Document (other than as specified in an amendment or waiver of this Subsidiary Guaranty effected in accordance with Section 2.03);

(c) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guaranty or other liability of any third party, for any obligation of any other Obligor under any Loan Document;

(d) any change in the corporate existence, structure or ownership of any other Obligor, or any insolvency, examinership, bankruptcy, reorganization or other similar proceeding affecting any other Obligor or its assets or any resulting release or discharge of any obligation of any other Obligor contained in any Loan Document;

(e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against any other Obligor, the Administrative Agent, any Lender or any other Person, whether or not arising in connection with the Loan Document; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other Obligor for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Obligor of the principal of or interest on any Loan or any other amount payable by any other Obligor under any Loan Document; or

(g) any other act or omission to act or delay of any kind by any other Obligor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Article 2.

Section 2.03 Limit of Liability. The Guarantor shall be liable under this Subsidiary Guaranty only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any other applicable law. To the extent that the Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by the Guarantor from the incurrence of the Loans under the Credit Agreement and (ii) the amount which the Guarantor would otherwise have paid if the Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower and any other Subsidiary Guarantors) in the same proportion as the Guarantor’s net worth at the date enforcement hereunder is sought bears to the aggregate net worth of all the Subsidiary Guarantors at the date enforcement hereunder is sought (the “Contribution Percentage”), then the Guarantor shall have a right of contribution against each other Subsidiary Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date enforcement hereunder is sought in an aggregate amount less than such other Subsidiary Guarantor’s Contribution Percentage of the aggregate payments made to and including the date enforcement hereunder is sought by all Subsidiary Guarantors in respect of the Guaranteed Obligations; provided that no Subsidiary Guarantor may take any action to enforce such right until the Guaranteed Obligations (other than contingent indemnification obligations with respect to unasserted claims) have been indefeasibly paid in full and the Commitments have been terminated, it being expressly recognized and agreed by all parties hereto that the Guarantor’s right of contribution arising pursuant to this Section 2.03 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under any Subsidiary Guaranty. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 2.03, each Subsidiary Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Subsidiary Guarantor in respect of such payment. The Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, the Guarantor has the right to waive its contribution right against any other Subsidiary Guarantor to the extent that after giving effect to such waiver the Guarantor would remain solvent, in the determination of the Required Lenders.

Section 2.04 Discharge; Reinstatement in Certain Circumstances. Subject to Section 4.06, the Guarantor’s obligations under this Article II shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any other Obligor or otherwise, the Guarantor’s obligations under this Article II with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 2.05 Waiver. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Obligor or any other Person.

Section 2.06 Subrogation and Contribution. (a) The Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of the payee against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any other Obligor in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other Obligor with respect to such payment.

(b) Notwithstanding the provision of subsection (a) of this Section 2.06, the Guarantor shall have and be entitled to (i) all rights of subrogation or contribution otherwise provided by law in respect of any payment it may make or be obligated to make under this Subsidiary Guaranty and (ii) all claims (as defined under Chapter 11 of Title 11 of the United States Code, as amended, or any successor statute (the “Bankruptcy Code”)) it would have against any Obligor or any other Subsidiary Guarantor (each an “Other Party”) in the absence of subsection (a) of this Section 2.06 and to assert and enforce the same, in each case on and after, but at no time prior to, the date (the “Subrogation Trigger Date”) which is one year and five days after the Maturity Date if, but only if, (x) no Default or Event of Default of the type described in Article 6 of the Credit Agreement with respect to the relevant Other Party has existed at any time on and after the Subrogation Trigger Date and (y) the existence of the Guarantor’s rights under this clause (b) would not make the Guarantor a creditor (as defined in the Bankruptcy Code) of such Other Party in any insolvency, bankruptcy, reorganization or similar proceeding commenced on or prior to the Subrogation Trigger Date.

Section 2.07 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Documents shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01 Corporate Existence and Power. The Guarantor is a [corporation/limited liability company/limited partnership] duly organized, validly existing and in good standing under the laws of                     .

Section 3.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Subsidiary Guaranty:

(a) are within the Guarantor’s corporate or other organizational powers;

(b) have been duly authorized by all necessary corporate or other organizational action on the part of the Guarantor;

(c) require no action by or in respect of, or filing with, any Governmental Authority on the part of the Guarantor; and

(d) do not contravene, or constitute a default by the Guarantor under, any provision of (i) applicable law or regulation, except where such violation could not reasonably be expected to result in a Material Adverse Effect, (ii) the constitutional documents of the Guarantor, or (iii) any agreement or instrument evidencing or governing material Debt of the Guarantor or, except where such violation could not reasonably be expected to result in a Material Adverse Effect, any other agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor.

Section 3.03 Binding Effect. This Subsidiary Guaranty constitutes a valid and binding obligation of the Guarantor.

Section 3.04 Not an Investment Company. The Guarantor is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Notices. All notices, requests and other communications to be made to or by the Guarantor hereunder shall be in writing (including, without limitation, bank wire, telex, facsimile transmission, email or similar writing) and shall be given: (a) if to the Guarantor, to it at its address, facsimile number or email address set forth on the signature pages hereof or such other address, facsimile number or email address as the Guarantor may hereafter specify for the purpose by notice to the Administrative Agent and (b) if to any party to the Credit Agreement, to it at its address, facsimile number or email address for notices specified in or pursuant to the Credit Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile or email is transmitted to the facsimile transmission number or email address specified in this Section 4.01 and electronic, telephonic or other appropriate confirmation of receipt thereof is received by the sender, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 4.01.

Section 4.02 No Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege under this Subsidiary Guaranty or any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.03 Amendments and Waivers. Any provision of this Subsidiary Guaranty may be amended or waived if, and only if, such amendment or waiver is entered into in accordance with Section 10.02 of the Credit Agreement.

Section 4.04 Successors and Assigns. This Subsidiary Guaranty is for the benefit of the Lenders and the Administrative Agent and their respective successors and assigns and in the event of an assignment of the Loans, the Notes or other amounts payable under the Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. All the provisions of this Subsidiary Guaranty shall be binding upon the Guarantor and its successors and assigns.

Section 4.05 Taxes. All payments by the Guarantor hereunder shall be made free and clear of Taxes and otherwise in accordance with Section 9.05 of the Credit Agreement (which Section, including but not limited to the indemnification provisions contained therein) is hereby incorporated by reference as if set forth herein, provided that each reference contained therein to an Obligor shall be a reference to the Guarantor).

Section 4.06 Effectiveness. (a) This Subsidiary Guaranty shall become effective when the Administrative Agent shall have received a counterpart hereof signed by the Guarantor.

(b) The Guarantor may at any time elect to terminate this Subsidiary Guaranty and its obligations hereunder if (i) after giving effect thereto, no Default shall have occurred and be continuing and (ii) at such time the Guarantor does not have in effect a guarantee the effect of which would require the Guarantor to be a Subsidiary Guarantor under the terms of Section 5.12 of the Credit Agreement. If the Guarantor so elects to terminate this Subsidiary Guaranty, it shall give the Administrative Agent notice to such effect, which notice shall be accompanied by a certificate of a Responsible Officer to the effect that, after giving effect to such termination, no Default shall have occurred and be continuing. The Administrative Agent may if it so elects conclusively rely on such certificate. Upon receipt of such notice and such certificate, unless the Administrative Agent determines that a Default shall have occurred and be continuing, the Administrative Agent shall promptly deliver to the Guarantor the counterpart of this Subsidiary Guaranty delivered to the Administrative Agent pursuant to Section 4.06(a), and upon such delivery this Subsidiary Guaranty shall terminate and the Guarantor shall have no further obligations hereunder. In addition to the foregoing, this Subsidiary Guaranty may be terminated and released in accordance with the terms of the penultimate paragraph of Article 7 of the Credit Agreement.

Section 4.07 GOVERNING LAW; SUBMISSION TO JURISDICTION. (a) THIS SUBSIDIARY GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE GUARANTOR HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND OF THE

SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b) If the Guarantor is not organized under the laws of the United States of America or a State thereof:

(i) Appointment of Agent for Service of Process. The Guarantor hereby irrevocably designates and appoints CT Corporation System having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its authorized agent, to accept and acknowledge on its behalf, service or any and all process which may be served in any suit, action or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City. The Guarantor represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. Such designation and appointment shall be irrevocable until all principal and interest and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof. If such agent shall cease so to act, the Guarantor covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(ii) Service of Process. The Guarantor hereby consents to process being served in any suit, action, or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City by service of process upon the agent of the Guarantor, as the case may be, for service of process in such jurisdiction appointed as provided in subsection (b)(i) above; provided that, to the extent lawful and possible, written notice of said service upon such agent shall be mailed by registered airmail, postage prepaid, return receipt requested, to the Guarantor at its address specified on the signature pages hereof or to any other address of which the Guarantor shall have given written notice to the Administrative Agent. The Guarantor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon the Guarantor in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Guarantor.

(iii) No Limitation on Service or Suit. Nothing in this Section 4.07 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Guarantor in the courts of any jurisdiction or jurisdictions.

(iv) Waiver of Immunities. To the extent permitted by applicable law, if the Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Subsidiary Guaranty. The Guarantor agrees that the waivers set forth above shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

Section 4.08 WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.09 Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against the Guarantor or for any other reason, any payment under or in connection with this Subsidiary Guaranty, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Subsidiary Guaranty, the Guarantor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed by its authorized officer as of the date first above written.

[GUARANTOR]

By:
Title:

[Address]

Facsimile Number: